UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Consent Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

VILLAGEEDOCS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a-6 (i) (4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

VillageEDOCS, Inc.
1401 N. Tustin Ave., Suite 230
Santa Ana, CA 92705
(714) 734-1030

NOTICE OF CONSENT SOLICITATION

August 2, 2010

Dear Stockholders:

You are being asked to consider and provide written consent to the following proposal:

A proposal to amend the Company’s Certificate of Incorporation to change the number of issued and outstanding shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) by effecting a 1-for-10,000 reverse stock split (the “Reverse Stock Split”), immediately followed by a 10,000-for-1 forward stock split (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Stock Split”) of the Shares.  In conjunction with the Stock Split, those stockholders who will hold fewer than 10,000 shares before the Reverse Stock Split will receive a cash payment of $0.015 per pre-Reverse Stock Split share in lieu of receiving a fractional post-Reverse Stock Split share, and the holdings of all other stockholders (i.e., those holding 10,000 or more prior to the Reverse Stock Split) will remain unchanged. The amendment would also change the number of authorized shares and the par value of the Common Stock. The primary effect of the Stock Split will be to reduce the Company’s total number of record holders to below 300 persons by cashing out any stockholders with fewer than 10,000 shares. This will allow the Company to cease registration of its Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company anticipates that the Stock Split will result in material cost savings to the Company beginning in 2010, while also allowing management to focus on managing the business and growing stockholder value.

Attached is a consent statement that more fully describes the proposal. Please give this information your careful attention.

The Board unanimously approved the proposal and recommends that you consent to the proposal.

Please act promptly in marking, signing and dating the enclosed consent card solicited by your Board, and delivering it by facsimile to the Company (714) 734-1040 or returning it in the return envelope provided, which requires no postage if mailed in the United States.

Only stockholders of record at the close of business on the record date set by the Board of Directors, June 30, 2010 (the “Record Date”), are entitled to consent to the proposal.

Thank you for your prompt attention to this important matter.

Sincerely,

/s/ Michael Richard
Michael Richard
Secretary/Chief Financial Officer

VillageEDOCS, Inc.
1401 N. Tustin Ave., Suite 230
Santa Ana, CA 92705
(714) 734-1030

CONSENT STATEMENT
CONSENT SOLICITATION

This Consent Statement (this “Consent Statement”) is furnished in connection with the solicitation on behalf of the Board of Directors (the “Board”) of VillageEDOCS, Inc., a Delaware corporation (the “Company,” “we” or “us”), of consents of the stockholders of the Company to certain proposals described below. The Company’s principal executive offices are located at 1401 N. Tustin Ave., Suite 230, Santa Ana, California 92705, and its telephone number at that location is (714) 734-1030.

Stockholders of the Company are being asked to consider and consent to the following proposals to amend the Company’s Certificate of Incorporation, as amended (the “Certificate”):

1. To effect a 1-for-10,000 reverse stock split (the “Reverse Stock Split”) of shares (“Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). If the Reverse Stock Split is completed:

•
Each stockholder owning fewer than 10,000 Shares immediately before the Reverse Stock Split will receive $0.015 in cash, without interest, in exchange for each Share owned immediately prior to the Reverse Stock Split and will no longer be a stockholder of the Company; and

•	Each stockholder holding 10,000 or more Shares immediately before the effective time of the Reverse Stock Split will receive one Share for each 10,000 Shares held before the Reverse Stock Split.

The proposed amendment to the Certificate to accomplish the Reverse Stock Split is attached as Exhibit A-1 to this Consent Statement.

2. To effect a 10,000-for-1 forward stock split (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Stock Split”) of the Shares. If the Forward Stock Split is completed:

•	Each stockholder holding 1 Share immediately before the effective time of the Forward Stock Split will receive 10,000 Shares for each Share held before the Forward Stock Split.

The proposed amendment to the Certificate to accomplish the Forward Stock Split is attached as Exhibit A-2 to this Consent Statement.

We cannot complete the Stock Split unless the holders of at least a majority of the issued and outstanding Shares on June 30, 2010 (the “Record Date”) consent to the Stock Split.  On the Record Date there were 226,546,613 Shares issued and outstanding. The executive officers and directors of the Company, who together own approximately 8% of the Shares outstanding on the Record Date, have indicated they will consent with respect to all Shares for which they hold or share voting power.

We urge you to read this Consent Statement carefully and in its entirety, including the attached Exhibits. The accompanying Notice of Consent Solicitation, form of consent, and this Consent Statement are first being mailed to stockholders on or about August 2, 2010.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE STOCK SPLIT, PASSED UPON THE MERITS OR FAIRNESS OF THE STOCK SPLIT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS CONSENT STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

PERSONS MAKING THE SOLICITATION

The accompanying consent is being solicited on behalf of the Board. In addition to mailing the consent materials, solicitation may be made in person or by telephone by directors, officers or regular employees of the Company, none of whom will receive additional compensation in connection with such solicitation. The expense of the solicitation of proxies for the Consent will be borne by the Company. The Company will request banks, brokers and other nominees to forward consent materials to beneficial owners of the Shares held by them and will reimburse such banks, brokers and other nominees for their reasonable out-of-pocket expenses in doing so.

IMPORTANT NOTICE

The Company has not authorized any other person or entity to give any Company stockholder information or to make any representations with respect to the transaction contemplated in this Consent Statement. YOU SHOULD NOT RELY ON ANY INFORMATION UNLESS SUCH INFORMATION IS PROVIDED DIRECTLY BY THE COMPANY. The information contained in this Consent Statement is correct as of the date of the Consent Statement, regardless of when it is received or when the Shares are split. We will update this consent statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.  You should not interpret the contents of this Consent Statement or any communication from the Company, whether written or oral, as legal, tax, accounting or other expert advice. YOU SHOULD CONSULT YOUR OWN LAWYERS, ACCOUNTANTS, OR OTHER PROFESSIONAL ADVISORS, AS APPROPRIATE.

VOTING AND OTHER MATTERS

General

This Consent Statement and related solicitation materials are being furnished to you in connection with the solicitation of executed consents of the stockholders of VillageEDOCS by the board of directors. This information is being released to stockholders on or about August 2, 2010.

We are soliciting consents to act upon the following proposals to amend the Certificate to effect (1) the Reverse Stock Split and (2) the Forward Stock Split.

THE BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE PROPOSALS AND RECOMMENDS THAT THE STOCKHOLDERS CONSENT TO THEM.

The executive officers and directors of the Company, who together own approximately 8% of the Shares outstanding on the Record Date, have indicated they will consent with respect to all Shares for which they hold or share voting power. Any previous consents solicited or obtained prior to the solicitation of consents after the date of this Consent Statement are invalid. See “Voting Information – Required Vote”.

An explanation of the consent solicitation process, including the date on which consents expire and the revocability of consents is provided in the section of this Consent Statement entitled “VOTING INFORMATION”.

A form of consent is enclosed. Stockholders are requested to mark, sign, and date the enclosed form of consent and return it as promptly as possible by facsimile to (714) 734-1040 or in the envelope provided with these materials, which requires no postage if mailed in the United States.

Voting Securities and Voting Rights

Stockholders of record as of the close of business on the Record Date are entitled to vote on the proposals. As of the Record Date, there were 226,546,613 Shares issued and outstanding. Each share is entitled to one vote on all issues requiring a stockholder vote.

The Consent Procedures

The elimination of the need for a special meeting of the shareholders to approve the proposals is authorized by Section 228 of the Delaware General Corporation Law, (the “DGCL”). This Section provides that any action which may be taken at any special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. According to Section 242 of the DGCL, a majority of the outstanding stock entitled to vote on the matter is required in order to effect the amendments to the Certificate (the “Amendments”). In a special meeting and in order to effect the Amendments as early as possible in order to accomplish the purposes of the Company, the Board of Directors of the Company voted to utilize the written consent of a majority of the stockholders of the Company.

Our Board set July 30, 2010, as the record date for this Consent Solicitation. Neither our Certificate nor our bylaws contain any provision or language in any way limiting the right of stockholders to take action by written consent.

Delivery of Consent Statement to Households

The Securities and Exchange Commission has implemented a rule permitting companies and brokers, banks or other intermediaries to deliver a single copy of the Consent Statement to households at which two or more beneficial owners reside. This method of delivery, which eliminates duplicate mailings, is referred to as “householding”. Beneficial owners sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of this Consent Statement.

If you hold your shares in your own name as a holder of record, householding will not apply to your shares.

Beneficial owners who reside at a shared address, at which a single copy of this Consent Statement is delivered may obtain a separate Consent Statement without charge by sending a written request to: VillageEDOCS, 1401 N. Tustin Ave., Suite 230, Santa Ana, California  92705, Attention: Michael Richard, or by calling the Company at (714) 734-1030. The Company will promptly deliver a Consent Statement upon receipt of such request.

Not all brokers, banks or other intermediaries may offer the opportunity to permit beneficial owners to participate in householding. If you want to participate in householding and eliminate duplicate mailings in the future, you must contact your broker, bank or other intermediary directly. Alternately, if you want to revoke your consent to householding and receive separate consent statements for each beneficial owner sharing your address, you must contact your broker, bank or other intermediary to revoke your consent.

The date on which this Consent Statement was first sent to the stockholders is on or about August 2, 2010.

Outstanding Voting Stock of the Company

As of the Record Date, there were 226,546,613 shares of Common Stock issued and outstanding. Common Stock constitutes the sole outstanding class of voting securities of the Company. Each share of Common Stock entitles the holder to one (1) vote on all matters submitted to the shareholders.

Dissenter’s Rights of Appraisal

The Company is distributing this Consent Statement to its stockholders in full satisfaction of any notice requirements it may have under the Securities and Exchange Act of 1934, as amended, and the DGCL. No dissenters’ rights under the DGCL are afforded to stockholders as a result of the adoption of the proposals.

STOCK SPLIT SUMMARY TERM SHEET

The following is a summary of the material terms of the Stock Split. While this summary describes what we believe are the material terms and conditions of the Stock Split, this Consent Statement contains a more detailed description of these terms and conditions. We urge you to carefully review, in their entirety, this Consent Statement, the attached Exhibits and the documents incorporated by reference before voting.

Information About the Stock Split

The Stock Split will consist of the following steps:

•
A 1-for-10,000 reverse stock split, followed immediately by a 10,000-for-1 forward stock split of the Shares will occur on the date (the “Effective Date”) that the Delaware Secretary of State accepts for filing articles of amendment to our Certificate (the “Amendment”). It is the intention of management of the Company to file such articles of amendment within 24 hours following the receipt by the Company of the consents by holders of a majority of Shares, as contemplated in this Consent Statement. As a result:

•
Each holder of fewer than 10,000 Shares immediately before the Effective Date will receive cash in the amount of $0.015, without interest, for each share held immediately before the Stock Split and will no longer be a stockholder of the Company.

•
Each stockholder holding 10,000 or more Shares immediately before the Effective Date will receive one Share for each 10,000 Shares held before the Effective Date and will immediately thereafter receive 10,000 Shares for each 1 Share held after the Reverse Stock Split, meaning that such stockholders’ holdings will remain unchanged on the Effective Date.

•
The Company intends to treat stockholders holding Shares in “street name” in the same manner as record holders. Prior to the Effective Date, the Company will conduct an inquiry of all brokers, banks and other nominees that hold Shares in street name, ask them to provide information on how many Shares held by beneficial holders will be cashed out, and request that they effect the Stock Split for those beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Stock Split. Accordingly, if you hold your Shares in street name, you should contact your bank, broker or other nominee.

Please see the sections of this Consent Statement entitled “Special Factors — Effects of the Stock Split” and “Stock Split Proposal — Summary and Structure” for more information on the structure of the Stock Split.

Purpose of and Reasons for the Stock Split

•
The Stock Split is intended to reduce the number of record holders of Shares below 300, enabling us to terminate the registration of, or “deregister,” our shares under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•
We intend to file a Form 15 with the Securities and Exchange Commission (the “SEC”) to deregister our Shares as soon as possible after completion of the Stock Split. Upon filing the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended. Deregistration of our shares will be effective 90 days after the filing of the Form 15 unless the SEC denies the deregistration (because it believes the certification is incorrect or improper).

•
Upon deregistration of our shares, our obligation to comply with the requirements of the proxy rules and to file and furnish proxy statements under Section 14 of the Exchange Act will also be terminated. As a result, the Company will no longer be a public reporting company. We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or again have record holders of Shares in excess of 300.

•
We estimate annual cost savings of approximately $300,000 per fiscal year as a result of the deregistration of our shares and the related suspension of periodic reporting requirements arising under the Exchange Act.

•
The Stock Split will reduce management time spent on compliance and disclosure matters attributable to our Exchange Act filings and requirements, and will therefore enable management to focus on managing the Company’s business and growing stockholder value.

•
The Stock Split will reduce man-hours related to the administration of small stockholder accounts. As of the Record Date, we estimate that we have approximately 232 stockholders of record (“small lot stockholders”) that hold fewer than 10,000 shares. These small lot stockholders hold approximately 500,000 shares, or 0.2%, of our outstanding Shares, but represent approximately 68% of our total number of record holders.

We are proposing this transaction because our Board has concluded, after careful consideration, that the costs and other disadvantages associated with being an SEC-reporting company outweigh the advantages associated with being an SEC-reporting company and that the Stock Split currently constitutes the most expeditious, efficient, cost effective and fair method to convert the Company from a public reporting company to a non-public, non-reporting company. However, additionally, the Company may, from time to time, enter into separate, privately negotiated transactions with various small lot stockholders to purchase small lot Shares in furtherance of the Company’s goal to reduce the number of record holders well below 300 persons.  Please see the sections of this Consent Statement entitled “Special Factors — Purpose of and Reasons for the Stock Split”, “— Effects of the Stock Split”, “Stock Split Proposal — Background of the Stock Split”, “— Summary and Structure”, and “— Recommendation of the Board of Directors” for more information on the principal reasons for the Stock Split.

Fairness of the Stock Split

•
The Board of Directors believes that the Stock Split is in the Company’s best interests and is fair to the unaffiliated holders of Shares, including those holders whose shares will be cashed out in the Stock Split (“Cashed-Out Holders”) and those who will remain holders of Shares after the Stock Split (“Continuing Holders”). Both the Cashed-Out Holders and the Continuing Holders will receive cash in lieu of any fractional shares. The factors the Board of Directors considered in determining the fairness of the Stock Split are described in greater detail in this Consent Statement.

•
The Board of Directors has set $0.015 per pre-split share (the “Cash-Out Price”) as the cash consideration to be paid by the Company to Cashed-Out Holders (i.e., stockholders that hold fewer than 10,000 Shares immediately prior to the Reverse Stock Split) instead of issuing fractional shares to such Cashed-Out Stockholders (i.e., portions of shares other than whole shares) in connection with the Stock Split. The Board of Directors made this determination in good faith after careful consideration of the material factors more particularly set forth in the section of this Consent Statement entitled “Special Factors.”  The Board of Directors did not engage any independent party or valuation firm to opine on whether the Cash-Out price is fair to the holders of the Company’s common stock.

•
The Cash-Out Price of $0.015 per Share represents (i) a premium of 100% over the average closing price of Shares over the one year period prior to and including June 30, 2010, which was $0.007 per share and (ii) a premium of 500% over the average closing price of Shares over the 3-month period prior to and including June 30, 2010 which was $0.003 per share.

•
The Company’s net book value, as of March 31, 2010, based on the historical cost of the Company’s assets and liabilities, is $0.007 per common share. While the Board of Directors reviewed the net book value of the Shares in connection with the proposed Stock Split, the Board of Directors did not view it as being relevant to the fair value to be paid to stockholders for fractional shares resulting from the Stock Split. Net book value is based on the historical cost of our assets. The value of items, such as our positive business reputation, goodwill, and other intangible assets (particularly since the Company will continue its business substantially as currently conducted after the Stock Split) are not included in a determination of net book value.

•
The common stock of the Company would likely have no positive value in the case of liquidation, as the Board made a determination that the assets of the Company would be worth far more in a reorganization or a continuation of the business as a going concern than in a liquidation process, which in all likelihood would result in no value for the holders of Shares. *

•
The reduction in the total number of stockholders following the Stock Split may further reduce the liquidity of the Company’s shares and make it more difficult for Continuing Holders to sell their shares. However, even prior to the effects of a Stock Split, there is very limited liquidity for Shares. The reduced liquidity may also cause a decrease in the price at which Continuing Holders may sell their shares in the future.

•
The Company’s shares will cease trading on the OTC Bulletin Board. However, the Company intends to have its shares quoted in the Pink Sheets current information tier after the Stock Split. This tier covers issuers that provide current information, including annual and quarterly financial reports, and current reports, with much of the same information as provided by SEC-reporting companies. Although we currently intend the Shares to be quoted in the Pink Sheets current information tier, we will not be required to, and we may, at any time in the future, decide to move to a lower tier and provide much more limited information, or discontinue providing information entirely. Additionally, if a qualified broker-dealer is not willing to quote the Shares, stockholders will be unable to use the Pink Sheets to trade Shares.

•
Cashed-Out Holders will be cashed out involuntarily and will have no further financial interest in the Company and will not have the opportunity to participate in the potential appreciation in the value of Shares unless such Cashed-Out Holders purchase Company shares in the open market after the Effective Date.

•	The Stock Split provides Cashed-Out Holders with an opportunity to liquidate their Shares at a premium without paying brokerage commissions or other transaction fees.

•
The Stock Split will not impact affiliated holders of Shares differently than unaffiliated holders of our shares on the basis of affiliate status. The sole determining factor as to whether a stockholder will remain a stockholder of the Company after the Stock Split is the number of shares held immediately prior to the Stock Split.

•
The Stock Split will have minimum effect on the Continuing Holders’ relative voting power. An estimated 500,000 Shares, which is only 0.2% of the 226,546,613 outstanding Shares as of the Record Date, will be eliminated as a result of the Stock Split, and the relative percentage ownership of the Continuing Holders will be approximately the same as it was prior to the Stock Split. For example, the executive officers and directors of the Company currently own approximately 8% of the outstanding Shares, and will own approximately 8% of the outstanding Shares following the Stock Split.

•
After completion of the Stock Split and the subsequent deregistration of our shares, the Company will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that the Company’s chief executive officer and chief financial officer certify the Company’s compliance with certain sections of the Sarbanes-Oxley Act. Although we currently intend the Shares to be quoted in the Pink Sheets current information tier, we will not be required to, and we may, at any time in the future, decide to move to a lower tier and provide much more limited information, or discontinue providing information entirely, which would also discontinue the financial statement certification requirements.

* In making this determination our Board did not consider any specific values, in the aggregate or on a per share basis, in valuing the Company on a going concern basis.

•
Directors, executive officers and any stockholders who own more than 10% of the Company’s outstanding common shares will experience certain advantages after the Stock Split in that they will be relieved of certain SEC reporting requirements and “short-swing profit” trading provisions under Section 16 of the Exchange Act and their compensation and stock ownership will no longer be publicly available.

•	No appraisal or dissenters’ rights are available under Delaware Law or the Company’s Certificate to holders of the Company’s shares.

Please see the sections of this Consent Statement entitled “Special Factors — Fairness of the Stock Split,” “Stock Split Proposal — Background of the Stock Split”, “— Recommendation of the Board of Directors,” and “Opinion of Valuation Research Corporation,” for more information regarding the fairness of the Stock Split.

Voting Information

•
The Stock Split requires the approval of the affirmative vote of at least a majority of Shares.  As of the close of business on the Record Date, there were 226,546,613 Shares outstanding and entitled to vote. The executive officers and directors of the Company who have indicated they will vote in favor of the Stock Split together own approximately 8% of the Shares outstanding and are entitled to vote.

Please see the section of the Consent Statement entitled “Voting Information” for more information.

Material United States Federal Income Tax Consequences

•	The Company will not recognize any gain, loss or deduction for federal income tax purposes as a result of the Stock Split.

•	Stockholders who receive no cash as a result of the Stock Split will not recognize any gain or loss for federal income tax purposes.

Please see the section of the Consent Statement entitled “Stock Split Proposal — Material United States Federal Income Tax Consequences” for further information regarding the federal income tax consequences to stockholders who receive cash in exchange for their Shares as a result of the Stock Split.

Unavailability of Appraisal or Dissenters’ Rights

•	A stockholder of the Company does not have the right under Delaware Law or the Company’s Certificate to demand the appraised value of the stockholder’s Shares or any other dissenters’ rights.

Unclaimed Property Laws

•	All cash amounts payable to Cashed-Out Holders in lieu of fractional shares that remain unclaimed will be subject to applicable state laws regarding abandoned property.

Please see the section of the Consent Statement entitled “Stock Split Proposal — Unclaimed Property Laws” for more information.

CAUTIONARY NOTICE REGARDING
FORWARD-LOOKING STATEMENTS

When used in this Consent Statement, the words or phrases “believe,” “expects,” “intends,” “targeted,” “will likely result,” “are expected to,” “will continue,” “anticipate,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements.” Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from results presently anticipated or projected. The Company cautions you not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers are advised that the Company’s actual results may differ materially from any opinions or statements expressed with respect to future periods in any current statements in this Consent Statement or in our other filings with the SEC. To the extent that there is any material change in the information discussed in this Consent Statement, the Company will promptly disclose the change as required by applicable SEC rules and regulations. Please see the section of this Consent Statement entitled “Available Information.”

Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors are incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on April 15, 2010, as set forth in Item 1A – Risk Factors, thereof.

QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address potential questions regarding the Consent Solicitation and the Stock Split. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this Consent Statement, the exhibits to this Consent Statement, and any information and documents referred to or incorporated by reference in this Consent Statement.

Q:	What are stockholders being asked to consent to?

A:	We are asking our stockholders to approve the following proposals:

1.	To amend the Company’s Certificate to effect the Reverse Stock Split; and

2.	To amend the Company’s Certificate to effect the Forward Stock Split.

Q:	What is the Stock Split proposal?

A:
We are proposing that our stockholders approve a 1-for-10,000 reverse stock split, immediately followed by a 10,000-for-1 forward stock split, of our outstanding shares, which is accomplished through the amendment of our Certificate.  The purpose of the Stock Split is to allow us to suspend our SEC-reporting obligations (referred to as “going private”) by reducing the number of our stockholders of record to fewer than 300. As a result, we expect to terminate the registration of our common stock under federal securities laws.

Q:	If the Company suspends its SEC-reporting obligations, will it still publish quarterly financial results?

A:
Yes. We plan to publicly post our annual and quarterly financial statements in accordance with the Pink Sheets current disclosure guidelines.  However, there is no requirement that we do so, and if provided, these documents will not be as detailed or extensive as the information we currently file with the SEC and deliver to stockholders. As noted elsewhere, should we choose to make any information available from time to time, such a decision would be at our complete discretion and should in no way be interpreted to mean that the same type of information will be supplied in the future.

Q:	Why should I vote to approve the Stock Split?

A:
The Board of Directors believes that the monetary expense and the burden to management incident to continued compliance with the Exchange Act significantly outweigh any benefits derived from continued registration of the shares. The Stock Split will also serve as a source of liquidity for those stockholders who receive cash for their shares. In addition, the Stock Split will provide Cashed-Out Holders with an opportunity to liquidate their shares at a premium to recent trading prices without paying brokerage commissions or other transaction fees.

Q:	What will I receive in the Stock Split?

A:
If you are the owner of fewer than 10,000 Shares on the date of the Stock Split, you will receive $0.015 in cash, without interest, from us for each pre-split Share you own. If you are the owner of 10,000 or more Shares on the date of the Stock Split, your holdings will remain unchanged.

Q:	How will the Stock Split affect the Company’s directors, executive officers and their affiliates?

A:
We expect that none of our executive officers, directors or their affiliates will be cashed out in the Stock Split given their level of ownership of the Company’s shares. The Stock Split will have no material effect on our directors, executive officers and their affiliates except that the total ownership of the Company’s common stock owned by such affiliated stockholders will increase slightly. In addition, our directors, executive officers and their affiliates will no longer be subject to the same reporting requirements after the Company deregisters as a reporting company under the Exchange Act.

Q:	How will the Stock Split affect the day to day operations of the Company?

A:
Though the Stock Split will have very little effect on the Company’s business and operations, it will reduce management time spent on compliance and disclosure matters attributable to our Exchange Act filings, and may therefore enable management to increase its focus on managing the Company’s business and growing stockholder value, and will eliminate SEC compliance costs incurred by the Company of approximately $300,000 on an annual basis.

Q:	What are the accounting consequences of the Stock Split?

A:
On the Effective Date of the Stock Split, the Company will pay cash to the Cashed-Out Holders. The repurchased shares will constitute authorized but unissued shares. The stated capital and additional paid-in capital dollar amounts will not change. The loss per share of common stock and book value per share of common stock will increase slightly as a result of there being fewer shares of our common stock outstanding. We do not anticipate that any material accounting consequence would arise as a result of the Stock Split.

Q:	How was the price of $0.015 in cash for each pre-split share determined?

A:
In arriving at the $0.015 in cash for each pre-split share, the Board of Directors analyzed the average closing price for the stock over a range of time periods, in order to ensure that it captured the long-term value of the stock rather than short term values affected by recent stock market volatility. The Cash-Out Price of $0.015 per pre-split Share represents (i) a premium of 100% over the average closing price of Shares over the one year prior to and including June 30, 2010, which was $.007 per share, and (ii) a premium of 500% over the average closing price of Shares over the 3-month period prior to and including June 30, 2010, which was $0.003 per share.

Q:	Was any price other than $0.015 for each pre-split share considered?

A:
We considered a range of prices for the Stock Split that reflected what our Special Committee and Board felt was a fair premium to our historical market prices given our common stock limited liquidity. This range was between $0.0125 to $0.0175. We established $0.015 as essentially the mid-point of this range as a fair price.

Q:	How will the Company pay the stockholders who will receive cash pursuant to the Stock Split?

A:	The Company has sufficient cash to pay for all the fractional shares expected to be cashed out in connection with the Stock Split.

Q:	Why is 10,000 shares the “cutoff” number for determining which stockholders will be cashed out and which stockholders will remain as stockholders of the Company?

A:
We estimate that a 10,000-share “cutoff’’ will result in approximately 111 stockholders of record immediately after the Stock Split is effectuated.  These stockholders, who owned approximately 99% of the issued and outstanding shares of the Company prior to the Stock Split, will own approximately 99% of the Company immediately after the Stock Split if it is approved and effected. This reduced number of stockholders will permit us to deregister with the SEC and will provide a “cushion” to help ensure that the record number of stockholders does not increase again to over 300 in the foreseeable future.

Q:	Is there a limit on the number of shares the Company will exchange for cash?

A:
The Company has not set a limit on the number of shares it will exchange for cash. However, the Board of Directors may, in its discretion, abandon the Stock Split if it determines the Stock Split is not in the best interests of the Company, including if there is a change in the number of shares that will be exchanged for cash that would substantially increase the cost of the Stock Split from what is currently anticipated.

Q:	May I buy additional shares in order to remain a stockholder of the Company?

A:
Yes. As long as you are able to acquire a sufficient number of shares so that you are the owner of 10,000 or more shares which are held in the same name and in the same account prior to the Effective Date, your Shares will not be cashed out in the Stock Split.

Q:	What happens if I buy shares after June 30, 2010?

A:	Shares bought after June 30, 2010 (the record date for voting) are not entitled to vote, and as with all other shares, will be subject to the Stock Split on the Effective Date.

Q:	What if I hold my shares in “street name”?

A:
It is our desire to treat stockholders who hold shares of our common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their name. However, we or Computershare, the Company’s transfer agent and the exchange agent for the Stock Split (the “Transfer Agent” or “Exchange Agent”), will not attempt to compare your record holdings with any shares that you may hold in street name in a brokerage account and these banks, brokers and other nominees may have different procedures for processing the Stock Split. Accordingly, if you hold your shares of our common stock in “street name,” we encourage you to contact your bank, broker or other nominee.

Q:	What is the recommendation of our Board of Directors regarding the proposals?

A:
Our Board of Directors has determined that the Stock Split is advisable and in the best interests of both the Continuing Holders and the Cashed Out Holders. Our Board of Directors has approved the Stock Split and unanimously recommends that you vote “FOR” the amendment to the Certificate so the Stock Split may be effected.

Q:	When is the Stock Split expected to be completed?

A:
We need to file the necessary amendment with the Delaware Secretary of State for the Stock Split to become effective. If the proposed amendment to our Certificate is approved, we expect the Stock Split to be completed as soon as practicable thereafter, likely within 24 hours.

Q:	What if the proposed Stock Split is not completed?

A:
If the Stock Split is not completed, we will continue our current operations, and we will continue to be subject to the reporting requirements of the SEC, unless or until such time as the number of record holders of Shares is reduced to below 300 persons by another means.

Q:	Why is the Company Soliciting Consents as Opposed to Holding a Special Meeting?

A:
The Board of Directors believes it would not be in the best interest of the Company and its stockholders to incur the cost of holding a special meeting in connection with these actions. This consent action is being taken in lieu of a special meeting as authorized by Section 228 of the DGCL.

Q:	What Vote is Required?

A:
In the case of this consent solicitation, written, unrevoked consents of the holders of a majority of the Shares outstanding and entitled to vote on the Record Date are required for approval of each proposal. These consents must be delivered to us as described above to effect the proposals for which stockholder consents are being solicited.

Q:	Who is entitled to vote?

A:
Holders of record of Shares on the Record Date, July 30, 2010, are entitled to vote. Each of our stockholders is entitled to one vote for each common share owned on the Record Date.  Our stockholders vote together, as a single voting group.

Q:	What If I Sign a Consent But Do Not Indicate My Vote?

A:
If a stockholder specifies how the consent card is to be voted with respect to the proposals, the consent card will be voted in accordance with that specification. If a shareholder fails to so specify, the consent card will be deemed consent to each of the proposals.

Q:	How Are Abstentions and Broker Non-Votes Treated?

A:
Consent cards that reflect abstentions, withheld votes, and broker non-votes will be treated as voted for purposes of determining the affirmative vote necessary to approve the proposals. As such, abstentions, withheld votes, and broker non-votes have the effect of votes against the proposals.

Q:	What If I Do Not Consent But the Proposal is Still Approved?

A:
Stockholders who do not consent to the approval of the proposals by execution of the consent card will nonetheless be bound by the proposals if sufficient written consents are received by us to approve the proposals as set forth above. No dissenters’ or similar rights apply to stockholders who do not approve the proposals.

Q:	How Will Consents Be Solicited?

A:
We will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Consent Statement, the consent, and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to fiduciaries and custodians holding shares in their names that are beneficially owned by others. The original solicitation of consents by mail may be supplemented by a solicitation by telephone, telegram, or other means by our directors, officers, or employees. No additional compensation will be paid to these individuals for any of those services. Except as described above, we do not presently intend to solicit consents other than by mail.

Q:	Can I Revoke My Consent?

A:
A consent executed by a stockholder may be revoked at any time up until signed unrevoked consents by the holders of a majority of the votes of our Shares outstanding on the Record Date have been delivered to us in accordance with the DGCL. To revoke a consent, a stockholder must deliver a written, signed and dated revocation prior to that time. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The revocation must be delivered to our principal executive offices or any other address provided by us for that purpose.

Q:	When Do Consents Expire?

A:
All consents, regardless of when dated, will expire unless valid, unrevoked consents constituting the requisite number of outstanding shares of our Common Stock are delivered to us on or before 60 days of the earliest dated consent delivered to us.

Q:	What do I need to do now?

A:
After reading and considering the information contained in this Consent Statement, please vote your Shares as soon as possible. You may vote your shares by returning the enclosed consent. If your shares are held by a broker, your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares using the voting instruction card provided by your broker.

Q:	Will I have appraisal or dissenters’ rights in connection with the Stock Split?

A:	No. Under Delaware Law, you do not have appraisal or any other dissenters’ rights whether or not you vote for the Stock Split.

Q:	Should I send in my share certificates now?

A:	No. If the Stock Split is approved, our Exchange Agent will send you written instructions in a letter of transmittal for exchanging your share certificates.

Q:	What is the approximate length of time between the Effective Date of the Stock Split and the date on which stockholders will receive cash payments for their fractional shares?

A:
As soon as practicable after filing the Amendment to our Certificate of Incorporation with the Delaware Secretary of State and the amendment becoming effective, Cashed-Out Holders will be notified and sent a letter of transmittal and instructed how to transmit their certificates representing Shares to the Exchange Agent. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal to the Exchange Agent, each stockholder entitled to receive payment will receive payment from the Company as outlined in the letter of transmittal. Stockholders should allow for approximately five business days after mailing for the Exchange Agent to receive the letter of transmittal and approximately ten business days following receipt of materials by the Exchange Agent for payment to be made. No interest will be made on cash payments from the Effective Date of the Stock Split and payment date. In the event we are unable to locate a stockholder, or if a stockholder fails to properly complete, execute and return the letter of transmittal to the Exchange Agent, any funds payable to such stockholder pursuant to the Stock Split will be administered in accordance with the relevant state abandoned property laws.

Q:	If the Stock Split is completed and I am still a stockholder, will I be able to buy or sell shares in a public market?

A:
After completing the Stock Split, the liquidity of the shares in public markets will be reduced. It is the intention of the Board of Directors that the Company’s shares be quoted in the Pink Sheets current information tier after the Stock Split. Although we currently intend the Shares to be quoted in the Pink Sheets current information tier, we will not be required to, and we may, at any time in the future, decide to move to a lower tier and provide much more limited information, or discontinue providing information entirely. Additionally, if a qualified broker-dealer is not willing to quote the Shares, stockholders will be unable to use the Pink Sheets to trade Shares.

Q:	Who can help answer my questions?

A:
If you have questions about the Stock Split, you should contact Michael Richard, Chief Financial Officer of the Company, at 1401 N. Tustin Ave., Suite 230, Santa Ana, California 92705, telephone number (714) 734-1030.

SPECIAL FACTORS

Purpose of and Reasons for the Stock Split

The purpose of the Stock Split is to reduce the number of record holders of Shares below 300 and enable us to terminate the Company’s status as a public reporting company with the SEC and thereby reduce the financial and managerial costs incurred by the Company with respect to such status. In the face of the continuing negative economic climate faced by public companies generally, and faced by the Company in particular, the Board of Directors established a special committee of the Board consisting entirely of independent directors, by resolution of the Board of Directors at a meeting on February 3, 2010.  After careful analysis and deliberation in light of current recession related economic conditions, the Special Committee determined that the Company has not realized, and will not in the foreseeable future realize, the benefits normally presumed to result from being a publicly traded company, such as enhanced stockholder value, due to, among other things, limited liquidity as a result of extremely low trading volumes with respect to the Company’s shares, the low market price of the Company’s shares, and continued downward pressure on the price of the Company’s shares.  The Special Committee, after a thorough analysis of the Company’s operating cost structure, determined that the costs involved in remaining public, which have exceeded $300,000 annually in past years, have not benefited the stockholders, and that the stockholders will not in the foreseeable future benefit from public company status.

Although many of the aforementioned factors have existed for some time, the costs of being an SEC reporting company have continued to increase at the same time we have experienced shrinking revenues and negative cash follow from our operating business. It is the current convergence of increased SEC reporting company costs and our negative financial condition that has caused us to undertake the Stock Split at the present time.

As a result, as described in more detail below under the caption “Special Committee and Board of Director Deliberations”, the Special Committee recommended to the full Board of Directors that it consider various ways in which the Company might deregister its shares and exit the public company reporting obligations arising under the Exchange Act.  Thereafter, the Board of Directors undertook an analysis of whether the costs associated with having a publicly registered stock exceeded the benefits derived from such public registration. Following extensive consideration, the Board of Directors decided, at a meeting on February 4, 2010 and again on June 3, 2010, that the monetary expense and the burden incident to continued compliance with the Exchange Act significantly outweigh any benefits derived from continued registration of the Company’s shares.

In determining whether the number of our stockholders of record falls below 300 as a result of the Stock Split, we must count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including the Company, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers. However, institutional custodians such as Cede & Co. and other commercial depositories are each considered, generally, a single holder of record for purposes of these provisions.

As a result of the Stock Split and the repurchase of the resulting fractional shares from holders of fewer than 10,000 Shares, we expect to have approximately 212 record holders of Shares, which would enable us to terminate the registration of our shares under the Exchange Act. If the Stock Split is completed, we intend to file with the SEC a Form 15 to deregister the Shares. Upon the filing of the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended. Deregistration of our shares will be effective 90 days after filing of the Form 15. Upon deregistration of our shares, our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated. We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended, or again have record holders of Shares in excess of 300.

It is anticipated that Shares will be quoted in the Pink Sheets following the Stock Split. The Pink Sheets is a centralized quotation service that collects and publishes market maker quotes for securities. The Pink Sheets categorizes all securities trading over-the-counter into easily identifiable tiers. After the Stock Split, the Company intends for the Shares to be quoted in the Pink Sheets current information tier. This tier covers issuers that provide current information, including annual and quarterly financial reports, and current reports, with much of the same information as provided by SEC-reporting companies. Although we currently intend the Shares to be quoted in the Pink Sheets current information tier, we will not be required to, and we may, at any time in the future, decide to move to a lower tier and provide much more limited information, or discontinue providing information entirely.

Although we anticipate that a broker-dealer will quote our shares on the Pink Sheets, there can be no assurance that any broker-dealer will be willing to continue to act as a market maker in our shares after the Stock Split. If a qualified broker-dealer is not willing to quote the Shares, stockholders will be unable to use the Pink Sheets to trade Shares.

Reduced Costs and Expenses.  We incur both direct and indirect costs to comply with the filing and reporting requirements imposed on us pursuant to the Exchange Act as a public reporting company. As described below, these costs include, among other things, management’s time spent preparing and reviewing our public filings and legal and accounting fees associated with the preparation and review of such filings. For smaller publicly traded companies, such as the Company, these costs represent a larger portion of our revenues than for larger public companies.

Over the years, we have incurred costs, which are expected to increase, as a result of being a public company. Since the passage of the Sarbanes-Oxley Act in 2002, in particular, public company expenses have increased significantly and are expected to continue to do so.  Currently, the Sarbanes-Oxley Act requires public companies to include a report by management on the company’s internal control over financial reporting. The Sarbanes-Oxley Act also requires a public company’s auditor to complete an attestation report regarding the effectiveness of the company’s internal control over financial reporting.

Not all of our reporting costs will be eliminated by deregistration, however. We plan to publicly post our annual and quarterly financial statements. We will only be required to do so to the extent our shares trade on the Pink Sheets current information tier, and we may, in the future, decide not to do so. If provided, these statements will not be as detailed or as extensive as those required of a public reporting company.

The Board of Directors believes that by deregistering our shares and suspending the Company’s periodic reporting obligations under the Exchange Act, we will realize recurring annual cost savings of approximately $300,000 in fees and expenses that we have historically incurred and additional expenses we expect to incur, including fees and expenses for compliance with the Sarbanes-Oxley Act and associated regulations. These estimated cost savings are described in greater detail below.

Expense Type	Amount
Auditor fees	$100,000
Administrative and personnel expense	50,000
Controls reviews	50,000
Insurance	15,000
Investor stock transfers and mailings	20,000
Investor relations expenses	10,000
Legal fees	40,000
SEC document preparation and filing fees	15,000

Total cost savings	$300,000

These estimated annual cost savings reflect, among other things: (i) a reduction in audit and related fees; (ii) a reduction in legal fees related to securities law compliance; (iii) the elimination of filing costs and expenses associated with electronically filing periodic reports and other documents (such as consent statements) with the SEC on its EDGAR database; (iv) the lower printing and mailing costs attributable to the reduction in the number of stockholders and the reduced disclosure requirements; (v) the reduction in management time spent on compliance and disclosure matters attributable to our Exchange Act filings; (vi) the lower risk of liability that is associated with non-reporting company status and the expected decrease in premiums for directors’ and officers’ liability insurance; (vii) the audit savings and internal personnel savings due to the Company not being subject to the public company provisions of the Exchange  Act; (viii) the savings in fees charged by the Transfer Agent that are expected because of the reduction in the number of stockholder accounts to be handled by the Transfer Agent; and (ix) a reduction in direct miscellaneous clerical and other expenses.

The annual cost savings set forth above is only an estimate. The actual savings we realize from going private may be higher or lower than this estimate. The estimate is based upon the (i) actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements, and (ii) allocation to each category of management’s estimates of the portion of the expenses and disbursements believed to be solely or primarily attributable to our public reporting company status. In some instances, these cost savings expectations were based on verifiable assumptions. For example, our auditing fees will be reduced if we cease to be a public reporting company due to the elimination of fees for interim review services and annual 10-K filings. In addition, the costs associated with retaining legal counsel to assist us in complying with the Exchange Act reporting requirements will be eliminated if we no longer file reports with the SEC.

Management Time and Expense.  Another reason for the Stock Split is that it will reduce the management time and expense of complying with public company requirements. These opportunity costs are not included in the direct costs described above. The Board of Directors believes that ceasing to be a public reporting company would provide more time for management to focus on the Company’s long-term growth and increasing the operational flexibility of the Company without the burden of SEC reporting requirements and other aspects of being a public company.

Effects of the Stock Split

The primary effect of the Stock Split will be to reduce the number of record holders of Shares to below 300 persons and to deregister our shares with the SEC under the Exchange Act.

Subject to the approval of the Stock Split, immediately after giving effect to such Stock Split, our authorized capital will be 500,000 shares of common stock, par value $0.0001 per share. Discussed below are some additional effects of the Stock Split on certain persons or groups.

Effects on Cashed-Out Holders.  Upon completion of the Stock Split, Cashed-Out Holders (i.e., holders of fewer than 10,000 Shares immediately before the Stock Split):

•	Will have their Shares cancelled in exchange for the Cash-Out Price instead of selling their shares at a time and for a price of their choosing;

•	Will receive cash, in a taxable transaction, equal to $0.015 for each Share held immediately before the Stock Split;

•	Will not pay brokerage commissions or other transaction fees; and

•
Will no longer be a stockholder of the Company and will not have the opportunity to participate in the potential appreciation in the value of Shares unless they buy additional shares on the open market.

Cashed-Out Holders do not have appraisal or dissenters rights under Delaware Law or under the Company’s Certificate.

For a discussion of the federal income tax consequences of the Stock Split, please see the section of this Information Statement entitled “Stock Split Proposal — Material United States Federal Income Tax Consequences.”

The Company intends to treat stockholders holding its common stock in street name in the same manner as record holders. Prior to the Effective Date, the Company will conduct an inquiry of all brokers, banks and other nominees that hold shares of the Company common stock in street name, ask them to provide information on how many shares held by beneficial holders will be cashed out, and request that they effect the Stock Split for those beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Stock Split. As a result, a stockholder holding a total of 10,000 or more shares of common stock may nevertheless have those shares cashed out if the stockholder holds a combination of street name shares and shares of record, or holds shares in multiple brokerage firms. If you are in this situation and desire to remain a stockholder of the Company after the Stock Split, you should consolidate your holdings into one brokerage account or record holder position prior to the Effective Date.

If you are a Cashed-Out Holder, you will receive a letter of transmittal from us as soon as practicable after the Stock Split is completed. The letter of transmittal will contain instructions on how to surrender your existing share certificate(s) to the Exchange Agent for your cash payment. You will not receive your cash payment until you surrender your outstanding share certificate(s) to the Exchange Agent, along with a completed and executed copy of the letter of transmittal. DO NOT SEND IN YOUR SHARE CERTIFICATE(S). PLEASE WAIT UNTIL YOU RECEIVE YOUR LETTER OF TRANSMITTAL TO SURRENDER YOUR SHARE CERTIFICATE (S) TO THE EXCHANGE AGENT.

Effects on Continuing Holders.  If the Stock Split is completed, Continuing Holders (i.e., holders of 10,000 or more Shares immediately before the Stock Split):

•	Will hold exactly the same number of Shares held immediately before the Stock Split;

•	Will likely experience a further reduction in liquidity of Shares and a possible decline in the price at which they may sell Shares;

•	Will experience a nominal increase in their respective ownership percentages of Shares; and

•
Will have less access to information about the Company’s operations and financial results than is currently available to the general public, although the Company plans to continue to provide certain information to stockholders.

The Company may or may not provide investors with information they request that we are not required by law to provide. The Stock Split will not affect the right of the Continuing Holders under Delaware Law to obtain certain information from the Company. Under Delaware Law, there is a right to make a written request to inspect certain books and records for any purpose reasonably related to the person’s interest as a stockholder.

Shares are currently quoted on the OTC Bulletin Board. After the Stock Split, the Company intends to have the Shares quoted in the Pink Sheets in the current information tier. This tier covers issuers that provide current information, including annual and quarterly financial reports, and current reports, with much of the same information as provided by SEC-reporting companies. Although we currently intend the Shares to be quoted in the Pink Sheets current information tier, we will not be required to, and we may, at any time in the future, decide to move to a lower tier and provide much more limited information, or discontinue providing information entirely. Additionally, although the Company anticipates that a broker-dealer will quote its shares on the Pink Sheets, there can be no assurance that any broker-dealer will be willing to continue to act as a market maker in Shares after the Stock Split.

Effects on the Company Share Certificates.  For Cashed-Out Holders, the Share Certificates after the Stock Split will represent the right to receive $0.015 for each Share being repurchased. DO NOT SEND YOUR SHARE CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED A LETTER OF TRANSMITTAL AND HAVE FOLLOWED THE INSTRUCTIONS IN THAT LETTER.

Effects on the Company.  Although we will no longer be a public reporting company and will therefore no longer be subject to the provisions of the Exchange Act, we expect our business and operations to continue in substantially the same manner as they are presently conducted. The executive officers and directors of the Company will not change due to the Stock Split. The Company expects to realize time and cost savings as a result of terminating its public company status, and intends to invest those savings in other areas of its business operations. Other than as described in this Information Statement, neither the Company nor its management has any current plans or proposals to do any of the following: effect any extraordinary corporate transaction (such as a merger, reorganization or liquidation); sell or transfer any material amount of the Company’s assets; change the composition of the Board of Directors or management of the Company; change materially the Company’s indebtedness or capitalization; or otherwise effect any material change in the Company’s corporate structure or business.

Effects on Rights of Shares.  There will be no changes with respect to voting, liquidation or other rights associated with the Shares.

Effects on the Company’s Executive Officers, Directors and Affiliates.  Pursuant to Section 16(a) of the Exchange Act, directors, officers, and 10% stockholders of companies who have shares registered under the Exchange Act are required to report changes in their respective beneficial ownership of such shares to the SEC. Such insiders are required to file an initial Form 3 showing their respective beneficial holdings within 10 days after becoming subject to Section 16(a). Thereafter, a reporting insider is generally required to file a report on Form 4 within two business days following most acquisitions and dispositions by the insider of company shares. As a related deterrent to improper trading on inside information, insiders are also subject to the so-called short-swing profit disgorgement requirements of the Exchange Act. In general, these requirements mandate the disgorgement by an insider of any paper profit realized on a purchase and a sale of company stock which each occur within a six-month period. Transactions are generally paired so as to match the lowest purchase price and the highest sale price within the six-month period, thus extracting the maximum “profit” from the insider on the transaction or transactions. If the company declines to press a claim for disgorgement, a claim for recovery of profit may be asserted by any stockholder on behalf of the company. In addition to the effects of the Stock Split on stockholders generally, if we complete the Stock Split and deregister, the Company’s insiders will no longer be required to comply with these requirements. The deregistration would also limit the ability of our affiliates (including executive officers, directors, and 10% stockholders) to dispose of their Shares pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

Additionally, once the Form 15 is filed with the SEC and the Company’s shares are deregistered, the Company will no longer be subject to the periodic reporting requirements or the proxy rules under the Exchange Act. As such, information about our directors’ and officers’ compensation and share ownership may no longer be publicly available.

As is more thoroughly discussed under the heading “Stock Split Proposal — Description and Interest of Certain Persons in Matters to be Acted Upon,” we expect that upon the completion of the Stock Split, our executive officers and directors will own approximately 8% of the then outstanding Shares, as compared to approximately 8% of the common shares outstanding immediately prior to the Stock Split.

Special Committee and Board of Directors Deliberations

VEDO’s shares are currently quoted on the OTC bulletin board. Since registering its securities under the Exchange Act, the market for VEDO’s shares has not been very liquid and has been continuously characterized by extremely low average trading volume. Accordingly, management has from time to time updated the board of directors on the current and anticipated costs relating to public companies status, including SEC reporting and Sarbannes-Oxley compliance, which management has estimated at approximately $300,000 per year.

In the face of the continuing negative economic climate faced by small public companies generally, and faced by VEDO in particular, in January 2010, Mason Conner, the CEO of VEDO, requested that outside counsel and Michael A. Richard, VEDO’s CFO, analyze the advantages and disadvantages of public status considerations and the related alternatives to deregistration under the Exchange Act. Jay Hill, an employee director of the Company, assisted counsel and Mr. Richard in this analysis. Management of VEDO was and continues to be very concerned about the cash position of VEDO and its ability to maintain itself as a viable business entity in light of increasing cash flow pressures. The costs associated with maintaining VEDO’s status as a reporting company under the Exchange Act places significant pressures on VEDO’s cash flow position and its ability to pay its normal operating expenses.

In light of management’s concern, the board of directors formed a Special Committee consisting of Tom Zender, Gerik Degner, and Rick Salas, consisting entirely of independent directors at a meeting on February 3, 2010. On February 4, 2010, the Special Committee convened telephonically with outside counsel and Michael A. Richard, VEDO’s CFO, participating in this deliberation. Mr. Richard presented information regarding public status considerations, which included challenges currently faced by VEDO, costs associated with being a reporting company, alternatives to the Stock Split, potential benefits and disadvantages of the Stock Split and related procedural matters.

After careful analysis and deliberation, the Special Committee determined that VEDO has not realized, and will not in the foreseeable future realize, the benefits normally presumed to result from being a publicly traded company, such as enhanced shareholder value, due to, among other things, limited liquidity as a result of extremely low trading volumes with respect to VEDO’s shares, the low market price of VEDO’s shares and the continued downward pressure on the price of VEDO’s shares. The Special Committee, after a thorough analysis of VEDO’s operating cost structure and the cash flow pressures facing VEDO, determined that the costs involved in remaining public, which were estimated at $300,000 in fiscal 2009 and are projected to be approximately the same or greater in fiscal 2010, have not benefited the shareholders and that the shareholders will not in the foreseeable future benefit from public company status.

As more fully described below in making their determination to proceed with the Stock Split, the Special Committee considered other methods of effectuating a deregistration transaction, including an issuer tender offer and an odd-lot tender offer, as well as maintaining the status-quo. There was no consideration to any alternatives that were not related to deregistration. When considering the various alternatives to the Stock Split, the primary focus was the level of assurance that the selected alternative would result having fewer than 300 record owners of common stock, thus allowing us to achieve our objective, and the timeframe within such alternative could reasonably be expected to be achieved, again relative to other alternatives under consideration as well as the potential cost of the alternative transactions.

The Special Committee also considered factors relating to the procedural safeguards involved in negotiation of the Stock Split, including the fact that the Special Committee is comprised solely of independent directors who are not employees of the Company and the fact that the Special Committee had ultimate authority to decide whether or not to proceed with the Stock Split or any alternative to it, subject to our board of directors ratifying approval. The Special Committee also considered a variety of risks and other potentially negative factors concerning the Stock Split, including the fact that cashed out shareholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in the value of the Company, including any value that could be achieved in the event that the Company is acquired in the future by a strategic buyer, and the fact that the Special Committee did not retain an unaffiliated representative to act solely on behalf of the unaffiliated shareholders for purposes of negotiating the terms of the Stock Split.

Based upon all of the foregoing factors, the Special Committee recommended and our board of directors unanimously approved that we proceed with the Stock Split at the February 4, 2010 board of directors meeting. Our board of directors has unanimously reaffirmed its decision to recommend the Stock Split to our shareholders at a subsequent board of directors meeting at which all directors participated on June 3, 2010.

The foregoing discussion summarizes the material factors considered by the Special Committee in its consideration of the Stock Split and our board’s approval of the Stock Split. After considering these factors, the Special Committee and our board of directors concluded that the positive factors relating to the Stock Split outweigh the potential negative factors. In view of the wide variety of factors considered by the Special Committee, and the complexity of these matters, the Special Committee did not find it practical to quantify or otherwise assign relative weight to the foregoing factors. Based on the totality of the foregoing factors, the Special Committee and our board of directors determined that the Stock Split is substantively and procedurally fair to the unaffiliated shareholders (including cashed out and continuing shareholders). The Special Committee and our board recommended the Stock Split based upon the totality of the information presented to and considered by them.

Alternatives to the Stock Split

In making its determination to proceed with the Stock Split, the Board of Directors considered the feasibility of the alternative transactions described below. The Board of Directors did not investigate the potential costs of the transactions listed below because it determined that they either had little likelihood of sufficiently reducing the number of the Company’s stockholders or had other features, such as triggering dissenters’ rights, which could possibly add to the expense and the uncertainty of the transaction.

Issuer Tender Offer.  The Board of Directors considered the feasibility of an issuer tender offer to repurchase Shares. The primary disadvantage of this type of transaction is that, due to its voluntary nature, we would have no assurance that enough Shares would be tendered to sufficiently reduce the number of the Company’s stockholders. In addition, the rules governing tender offers require equal treatment of all stockholders, including pro rata acceptance of offers from stockholders. These requirements make it difficult to ensure that we would be able to reduce the number of record holders of Shares enough (i.e., below the 300 stockholder level) to permit us to deregister the Shares, potentially resulting in our incurring the expense of repurchasing numerous shares and still being unable to deregister. In addition, a tender offer would require significantly more cash than a Stock Split. As a result of these disadvantages, the Board of Directors determined not to pursue this alternative.

Reorganization Through A Cash-Out Merger.  The alternative available to the Board of Directors which was most similar to the Stock Split was coordinating a cash-out merger. In order to effect a cash-out merger, the Company’s insiders (management and large stockholders) would contribute their shares in the Company to form an acquisition entity which would merge into the Company. As a result of the merger, the shares of the Company’s common stock (other than shares owned by the Company’s insiders) would be converted into the right to receive cash. The Board of Directors concluded that the Stock Split was a better alternative since it (i) requires significantly less cash, (ii) allows unaffiliated holders of more than 10,000 Shares the opportunity to remain stockholders in the Company, (iii) does not require the formation of a new entity, (iv) allows the Company to avoid the regulatory issues and approvals associated with the merger of the Company into another corporation, and (v) does not trigger dissenters’ rights as a cash out merger would.

Maintaining the Status Quo.  The Board of Directors considered maintaining the status quo. In that case, we would continue to incur the expenses of being a public reporting company without enjoying the benefits traditionally associated with public company status. In addition, significant time would continue to be spent by management on compliance and disclosure issues relating to our filings under the Exchange Act, which dilutes management’s focus on managing the Company’s business and growing stockholder value. The Board of Directors believes that maintaining the status quo is not in the best interests of the Company and its stockholders and rejected this alternative.

Fairness of the Stock Split

The Board of Directors believes that the Stock Split is fair to unaffiliated stockholders, including both holders who are cashed out after the Stock Split and those who continue as stockholders after the Stock Split. After consideration of all aspects of the Stock Split, as described below, the Board of Directors unanimously approved the Stock Split. All three independent members of the Board of Directors approved the Stock Split. All other directors also approved the Stock Split. Except for such approvals, we are not aware that any of the Company’s executive officers, directors or affiliates has made a recommendation either in support of or opposed to the Stock Split.

Affiliated and unaffiliated stockholders will be treated the same in the Stock Split. The only factor affecting whether a stockholder will be cashed out or will remain a stockholder of the Company is the number of shares held by the stockholder. Since all affiliated and unaffiliated stockholders are being treated the same, the Stock Split is not structured so that approval of a majority of unaffiliated stockholders is required. As there are no divergent interests between affiliated and unaffiliated stockholders, the Board of Directors did not believe that seeking such approval would be meaningful. In determining not to seek such approval, the Board of Directors was aware that Company’s executive officers and directors together own approximately 8% of the Shares outstanding and entitled to vote have voted in favor of the Stock Split. This consideration did not affect the Board’s determination that a separate vote of the unaffiliated stockholders was unnecessary.

Although all of the Company’s directors and executive officers own the Company personally or represent entities that own shares or options, the 10,000-share threshold was determined without regard to their share ownership, as the directors and executive officers will be treated identically to all other stockholders, including both the cashed out unaffiliated stockholders and the continuing unaffiliated stockholders, in the Stock Split and will receive the same cash-in-lieu payment for fractional shares.  In addition, only 0.2% of the outstanding Shares will be cashed out and the ownership stake of the affiliated stockholders will not change materially following the Stock Split.

Additionally, the Board of Directors chose to not retain an independent third party or entity to act solely on behalf of the stockholders for the purpose of negotiating the terms of the Stock Split or preparing a report covering the fairness of the Stock Split nor has the Board of Directors chosen to provide unaffiliated stockholders with independent counsel with respect to the fairness of the Stock Split. We have not made any provision in connection with the Stock Split to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services at our expense. The Board of Directors views (i) the need to obtain the affirmative vote of at least a majority of a quorum of stockholders, and (ii) the fact that the unaffiliated stockholders and the affiliated stockholders are treated the same from a financial perspective as affording adequate procedural safeguards to unaffiliated stockholders without the additional expense of multiple financial or legal advisors. With respect to unaffiliated stockholders’ access to our corporate files, the Board of Directors determined that this Information Statement, together with our other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the Stock Split. The Board of Directors also considered the fact that under Delaware Law, subject to certain conditions, stockholders have the right to review our relevant books and records.

In analyzing the entirety of the Stock Split, the Board of Directors determined that $0.015 per share represented fair consideration to the unaffiliated Cashed-Out Holders. The Board of Directors also determined that $0.015, although fair to unaffiliated Cashed-Out Holders, was not so high as to be unfair to the unaffiliated Continuing Holders. In reaching this determination, the Board of Directors concluded that any of the premiums quantified below in “Market Prices and Liquidity” are justified because Cashed-Out Holders will forfeit their right to sell their shares at a time and for a price of their choosing, and not be given the opportunity to benefit from the projected cost savings anticipated as a result of the Stock Split. At the same time, the Board of Directors determined that no premium indicated above is so high as to be unfair to the unaffiliated Continuing Holders, who will have the opportunity to benefit from the anticipated cost savings related to going private. Finally, the Stock Split also provides unaffiliated Cashed-Out Holders with an opportunity to liquidate their shares without paying brokerage commissions or other transaction fees. Consequently, based on the valuation and historical prices described below, the Board of Directors concluded that a Cash-Out Price of $0.015 per share would be fair to unaffiliated Cashed-Out Holders and unaffiliated Continuing Holders.

In determining the fairness of the Stock Split, the Board of Directors considered the factors discussed below. The Board of Directors believes that the Stock Split is substantively fair to the Company’s stockholders, including both unaffiliated stockholders who will be cashed out and unaffiliated stockholders who will continue as stockholders, in light of these factors. The Board of Directors did not assign specific weight to the following factors in a formulaic fashion, but did place emphasis on the significant cost and time savings the Company is expected to realize from deregistration of its shares and the opportunity for unaffiliated holders of Shares to sell their shares at a premium, without brokerage fees or commissions.

Significant Cost and Time Savings.  By deregistering the Shares and suspending our reporting obligations under the Exchange Act, we expect to realize recurring annual cost savings of approximately $300,000, which includes savings from the personnel expense relating to time spent by our management to prepare and review our reports required to be filed with the SEC under the Exchange Act. Please see the section entitled “Special Factors — Purpose of and Reasons for the Stock Split” for more information about these cost savings.

Market Prices and Liquidity.  The Cash-Out Price of $0.015 per Share represents (i) a premium of 100% over the average closing price of Shares over the 12-month period prior to and including June 30, 2010, which was $0.007 per share and (ii) a premium of 500% over the average closing price of Shares over the 3-month period prior to and including June 30, 2010, which was $0.003 per share. The Board of Directors determined that $0.015 per share be established as the Cash-Out Price. The Board of Directors took into consideration that, historically, the market for Shares has not been very liquid.

Net Book Value.  Net book value is based upon the historical cost of a company’s assets and ignores the value of a company as a going concern. As set forth in the section of this Information Statement entitled “Financial Information — Summary Historical Financial Information,” our book value per outstanding common share as of March 31, 2010, was $0.006.

Going Concern Value, Liquidation Value.  The Board made a determination that the assets of the Company would be worth far more in a reorganization or a continuation of the business as a going concern than in a liquidation process, which in all likelihood would result in no value for the holders of Shares. *

Equal Treatment of Affiliated and Unaffiliated Holders of Shares.  The Stock Split will not affect holders of Shares differently on the basis of affiliate status. The sole determining factor in whether a stockholder will be a Cashed-Out Holder or Continuing Holder as a result of the Stock Split is the number of Shares held by the stockholder immediately prior to the Stock Split. Please see the section entitled “Stock Split Proposal — Summary and Structure” for more information.

Potential Ability to Control Decision to Remain a Holder of or Liquidate the Company’s Shares.  Current holders of fewer than 10,000 shares can remain stockholders of the Company by acquiring additional shares so that they own at least 10,000 shares immediately before the Stock Split. Conversely, stockholders that own 10,000 or more shares and desire to liquidate their shares in connection with the Stock Split (at the price offered by the Company) can reduce their holdings to fewer than 10,000 shares by selling shares prior to the Stock Split. It should be noted that as there is a limited trading market for the Company’s common stock on the OTC Bulletin Board, a stockholder seeking to either increase or decrease holdings prior to the Effective Date may not be able to do so. Due to these concerns, the Board of Directors did not place undue influence on this factor.

Minimum Effect on Voting Power.  The Stock Split will have minimum effect on the voting power of the Company’s stockholders. The Shares are the only voting shares of the Company and will continue to be the only voting shares after the Stock Split. The voting and other rights of Shares will not be affected by the Stock Split. The only effect of the Stock Split on the Company’s voting power will be a small change in the overall ownership percentage of the Continuing Holders.

* In making this determination our Board did not consider any specific values, in the aggregate or on a per share basis, in valuing the Company on a going concern basis.

The Company currently has 226,546,613 common shares issued and outstanding. Of this amount, the Company expects to repurchase an estimated 500,000 common shares in connection with the Stock Split, which represents approximately 0.2% of the Company’s current number of outstanding shares. As a result, the ownership percentage of each common share held by a Continuing Holder will increase nominally, and the ownership percentage of a particular Continuing Holder will increase depending on the respective number of shares held thereby.

No Material Change in Ownership Percentage of Executive Officers and Directors.  Since only an estimated 0.2% out of 226,546,613 issued and outstanding Shares will be eliminated as a result of the Stock Split, the percentage ownership of the Continuing Holders will be approximately the same as it was prior to the Stock Split. For example, the executive officers and directors of the Company currently own approximately 8% of the outstanding Shares, and will own approximately 8% of the outstanding Shares following the Stock Split. Please see the section entitled “Stock Split Proposal — Description and Interest of Certain Persons in Matters to be Acted Upon.”

Reduced Expenses from Administering Small Accounts.  The Stock Split will reduce expenses related to administering small stockholder accounts. As of the Record Date, we estimate that we had approximately 232 record stockholders that held fewer than 10,000 shares. These stockholders hold approximately 500,000 shares, or 0.2%, of our outstanding shares but represent approximately 68% of our total number of record holders.

Other Factors.  Although potentially relevant to a determination of fairness of the Stock Split, the factors listed below are, for the reasons given, not applicable to the Company, and were not considered by the Board of Directors for this reason.

•
Firm Offers.  No firm offers to purchase the Company have been made during the past two calendar years or during the current calendar year. We have not received any firm offers to purchase the Company and the Board of Directors did not seek out any such offers. The Board of Directors believes that a sale of the Company is not in our best interests or the best interests of our stockholders, customers, employees or community at this time.

•	Securities Purchases. There have not been any purchases of our shares during the past two calendar years that would enable the holder to exercise control of the Company.

In summary, the Board of Directors determined that the steps not taken as discussed above would be costly and would not provide any meaningful additional benefits, and were not necessary to ensure the fairness of the Stock Split. The Board of Directors did not engage any independent party or valuation firm to evaluate the fairness of the Stock Split or opine on whether the Cash-Out Price to be paid to the Cashed-Out Holders and Continuing Holders was fair to the holders of the Company’s common stock.

Source of Funds and Expenses

It is expected that the entire $50,000 estimated to be necessary to pay the Cash-Out Price to the Cashed-Out Holders and Continuing Holders will come from working capital. In addition to the Cash-Out Price described above, the Company will also pay all of the expenses related to the Stock Split.

Conclusion

The Board of Directors believes that all of the factors mentioned above, both favorable and unfavorable, when viewed together support a conclusion that the Stock Split is fair to all the Company stockholders, including the Cashed-Out Holders and Continuing Holders.

STOCK SPLIT PROPOSAL

Business Overview

General

VillageEDOCS, Inc. is a global outsource provider of business process solutions that simplify, facilitate and enhance critical business processes. Our mission is to provide solutions that facilitate the movement of business critical information between business enterprises and their trading partners. Our strategy is to further develop innovative solutions to existing services to expand our ability to benefit our enterprise clients and increase the breadth and size of the markets we satisfy today. Our acquisition growth strategy is focused on acquiring intellectual and technology assets that continue to accelerate the expansion of our client solutions.

Clients use our Software as a Service (“SaaS”) hosted services and customer premise solutions for a spectrum of business-critical communications and business processes, including just-in-time manufacturing, receivables, invoice delivery, securities filings, insurance and healthcare transactions, electronic document management, document capture and automation, utility and tax billing, electronic payment capture, general ledger, marketing campaigns, and printing of documents and other applications.

Our target markets include financial services, healthcare, manufacturing, and local government, and we served approximately 600 active clients, including approximately 23,000 individual users, as of December 31, 2009. We have a multi-channel sales approach, selling directly to clients through our telesales and field sales and tele-marketing professionals and indirectly through strategic partners.

Between February 2004 and November 2009, we operated Tailored Business Systems, Inc., a municipal government software and printing services business that we discontinued and sold effective December 4, 2009.

We are incorporated in the State of Delaware and have been in business since 1995. Our corporate headquarters are located at 1401 N. Tustin Road, Suite #230, Santa Ana, CA 92705, and our telephone number is (714) 734-1030. As of May 31, 2010, we had 50 employees, and we service clients in the United States and several countries throughout the world.

Industry Background

A business enterprise's success is dependent upon the ability to communicate with an ever-expanding number of prospects, clients and trading partners. Business enterprises are challenged to support an increasing number of communication methods while required to meet more stringent compliance and regulation. Today's global competition and markets effectively require business enterprises to have increased speed of communication, accuracy, security management, and control of business processes.

Business enterprises are increasingly outsourcing their inter-enterprise business processes to services like ours. We offer a wide spectrum of business process solutions, a scalable platform and proven expertise.

Business Services

We market a complete set of business communications services and solutions that enable business enterprise clients to increase competitiveness and efficiency through the automation of labor- and paper-intensive business processes and solutions that capture client data, shape it into useful information, and deliver it through efficient and secure channels to and from trading partners and their constituents. We believe that our communications technologies-based services improve and enhance data delivery and critical business communications for national and global enterprises. We believe our hosted SaaS solutions enable organizations to pay as they utilize services, outsourcing the friction points of business document processing, communications, and messaging, while retaining control of business information, processes, and services. Examples of the information we move for our clients include medical reports, orders, invoices, employment verifications, and insurance documents. We employ a hosted application model that provides low operational cost, high ratio of recurring to non-recurring revenue, and the ability to introduce new service offerings rapidly.

Operating Segments

We conduct our business through three wholly-owned subsidiaries. Decision Management Company, Inc. dba Questys Solutions (“QSI”, “Questys”) operates our electronic content management and workflow solutions business. GoSolutions, Inc. (“GoSolutions”, “GSI”), operates our enhanced voice and data communications services. MessageVision, Inc. ("MessageVision," "MVI") operates our Internet-based document delivery services.

Questys Solutions – Electronic Content Management and Workflow

Questys, which we acquired in August 2008, provides document management, archiving, and workflow solutions.

Established in 1981 and headquartered in Santa Ana, California from the date of acquisition, Questys offers products and services for the provision of enterprise-class electronic document management solutions that include content management, document imaging and capture, electronic forms, business process workflow, records management and archiving modules.

Questys solutions are designed to allow commercial and government clients to take control of the administration and monitoring of document life cycle stages (Capture, Create, Classify, Share & Protect, Retain, Archive and Destroy) of critical business documents and records. We believe that improved access to information helps increase process efficiencies and greater governance, risk management, and compliance for our customers.

Solutions are delivered in both an on-premise model and a SaaS model that delivers document and content management and workflow solutions in a completely web-based environment. The SaaS hosted model eliminates software installations, hardware maintenance and prolonged costs associated with technology and infrastructure change.

The Questys SaaS and product offerings are as follows:

•	Document Management and Content Management to scan paper documents, import electronic files and email, perform OCR, edit, and store information in electronic format for secure storage and retrieval;

•	Workflow to simplify the process of bringing tasks, employees, and records together to improve efficiency;

•	Document Capture to intuitively recognize patterns of text in documents that eliminate the errors, time and cost that come with manual data entry and filing; and

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Legislative Agenda Management to automate the municipal government agenda process by creating staff reports, agendas and packets and facilitating real-time roll-call, vote tabulation and meeting minutes.

GoSolutions – Enhanced Voice and Data Communications Services

GoSolutions, which we acquired in May 2006, offers next generation communications services to enterprise customers through its hosted suite of enhanced telephony applications. GoSolutions develops, licenses and delivers technology to address the expanding needs of the telecommunications market.

GSI has two wholly-owned subsidiaries: Go Solo Technologies, Inc. and GoSolutions Canada, Inc., which has no significant operations.

GSI offers a portfolio of progressive, Telco-grade calling services including basic voicemail, enhanced voicemail (which includes speech navigation and Web/phone message access), unified communications, audio and Web conferencing solutions. All GSI’s applications can be bundled with traditional voice and data products to provide the enhanced features found with VoIP offerings. GSI has created a voicemail platform that enables companies to start out with the basics and add enhanced features as they grow. In addition to the features of GoSolutions’ Basic Voicemail, GoSolutions' Enhanced Voicemail solution offers subscribers a virtual attendant with Find Me call routing capable of ringing up to 9 numbers. Privacy features allow callers to hear who's calling and either accept the call or transfer the caller to voicemail. A Web interface is available to check messages online. Enhanced Voicemail subscribers enjoy an enhanced professional image and the confidence of never missing another call or potential opportunity. Enhanced Voicemail is offered with a generic brand. Private branding and custom branding options are also available.

GSI's flagship product, Unified Communications, is a communications suite that enables subscribers to have a unified inbox. All voice, fax, and email messages are centrally located and accessible via the phone or the Web. Users receive all their messages by consolidating them into the most widely used email application available, MS Outlook. In addition, users can use GSI’s speech recognition system to send and receive voicemail and email over the phone. GSI has combined flexible technology in conjunction with a custom IVR application to deliver a corporate directory product. Proprietary speech recognition technology directs a caller to a main line to access other sub accounts (users or departments) by name. Out of office attendant is included with this solution. GSI offers both audio and Web conferencing services. A custom-branding option is available. We intend to use GSI’s service platform to deliver new services obtained through future development or acquisitions.

MessageVision - Electronic Document Delivery Services

MessageVision is a California corporation formed in 2004 to operate the historical business of VillageEDOCS, an Internet-based electronic document delivery service.

We believe that MessageVision provides superior flexibility, availability, reliability, scalability, and security to enterprises. Virtually all industry segments produce documents that require extreme attention to content, format, security, and accuracy prior to delivery to the recipient. One feature that MVI's service provides is the ability for a user to send an electronic fax document to an individual or to a broadcast list of thousands through a web browser, e-mail package, Microsoft Windows-based application, Enterprise Resource Planning or Customer Relationship Management system, or a proprietary corporate information system. In addition, MVI provides "inbound" fax services that enable our clients to receive fax documents electronically. Once received electronically, documents may be stored digitally, printed, forwarded, sent to a fax machine, deleted with a single click, or annotated using popular desktop software. The service also fulfills the reliability and capacity considerations normally applied to production applications. When a fax is received by the service, it can be sent directly to an individual's email, central administrator for further distribution, or to back office applications for processing. Users are assigned a personal toll or toll-free number.

Another example of MVI's service is the ability to capture information from any predefined output format, standard interface, data stream (i.e., API, Barcode, Print, Spool, Control File, etc.) or directly from the actual document.

Our integration tools automatically extract data values to automate business processes such as creating and distributing forms, addressing and re-routing faxes and email transmissions, and archiving data for immediate retrieval.

We use proprietary, internally-developed document processing and transmission systems to create and send or receive documents for our clients. We provide easy to deploy Internet-based fax services that integrate with existing Internet-connected systems within companies where invoices, statements, purchase orders, ticket confirmations, and other key documents originate. A typical application is characterized by the need to deliver time sensitive, personalized documents to a disparate group of recipients in multiple formats and delivery methods. Our services are designed for use by a wide range of industries and enterprise sizes using such diverse platforms as Microsoft Windows XP, UNIX, and IBM iSeries (AS/400). Our clients currently include financial services companies, healthcare companies, manufacturing companies, E-commerce providers, application service providers, food service corporations, value added resellers, weather reporting services, public relations firms, and direct marketing organizations. Businesses using Oracle and SAP environments, among others, can use our service to become fax-enabled without traditional capital expenditures and ongoing maintenance costs. We offer our clients the flexibility to send Microsoft Office, IBM PCL, Adobe PDF, next-generation HTML, and other types of documents through our Internet fax service. In addition, our service is compatible with virtually any foreign language including character-based Pacific Rim, Middle and Far Eastern languages. In addition, we offer our clients robust activity reporting and job control functions that are not offered by many of our competitors. We offer workflow, archiving and document management solutions that provide electronic document presentation functions that enable our clients to automatically generate and deliver presentation-quality documents from enterprise systems such as ERP, CRM, and E-Commerce and to populate a database with data from a document that has either been scanned or received as a fax.

MVI charges our clients a fee primarily based upon either the number of pages delivered and received, or upon the number of minutes expended, for the delivery or receipt of our clients' documents during the month. In some cases, we charge one-time and annual perpetuation fees for custom-developed client solutions. Our net revenues are impacted by the number of effective business days in any period.

Products and Services Development

Our financial model is focused upon growth of recurring revenue streams from our SaaS solutions and software support services. While we also sell software that is deployed at our customer’s sites, we believe that the historical predictability of the revenues and resulting operating cash flows we achieve from recurring sources are desirable in that they allow us to operate with a reasonable degree of financial leverage.

The Company actively and continually engages in development of additional products and services to offer to our existing and potential new clients.

Our ability to sustain our development activities is dependent upon the availability of sufficient funds from operations or other sources such as proceeds received by the Company from the sale of common stock, bank lines of credit or other credit facilities.

Competition

Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company's subsidiaries. Our solutions compete primarily against traditional fax machine and fax server manufacturers, and providers of electronic document management software and services. These competitors are generally larger, well established companies, including Captaris, Inc., a subsidiary of Open Text Corporation, Premiere GlobalServices, Inc., Easylink Services Corporation, and EMC’s Documentum subsidiary, among others. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees and distribution partners. In addition, our clients may be able to replace several of the services we offer with internally developed or managed products. We believe that the principal competitive factors common to our businesses include financial stability, pricing, reputation for reliability and security of service, effectiveness of customer support, service and software ease-of-use, customized design, scalability of service, product performance, price, product knowledge, timely delivery, and product maintenance. We believe that GSI and MVI can compete effectively because we offer our clients certain capabilities that much of the competition does not offer, such as ease of deployment, custom integration, private-labeling, intelligent document routing, enhanced delivery tracking, time-released training messaging, integrated distribution lists, call transfer functionality, and electronic document presentation. We believe QSI can compete effectively because we provide affordable and reliable full-service solutions that are suitable to the needs of local governments and small to medium sized enterprises. However, there can be no assurance that our competitors will not develop and market similar products and services that are equal or superior to ours, or that achieve greater market acceptance than our offerings.

Marketing

We market our services to a broad spectrum of prospective customers including independent agents, small to medium-sized businesses and large enterprises and government organizations. Our marketing efforts include enhancing brand awareness, search engines, and selected trade shows. Currently, we have five primary methods to generate leads and new revenue from our products and services: (i) selling direct through our web sites; (ii) attracting business subscribers through various search engines; (iii) promoting our solutions to small to mid-sized businesses through our web sites targeting corporate, enterprise and governmental customers; (iv) selling our solutions to small to medium sized enterprises and governmental organizations through our direct sales force and tradeshows; and (v) offering additional services to our existing customers. We are seeking opportunities to extend the number of distribution channels to acquire paying customers.

In addition to growing our business organically, we have used acquisitions to grow our customer base, enhance our technology and acquire skilled personnel.

Outlook and Strategy

We believe there is a growing need for better ways to deliver, process, archive and manage electronic records for regulatory compliance and legal reasons and for intelligent access in support of day-to-day business operations. One example is Electronic discovery (“eDiscovery”), a component of legal discovery involving information that is converted into digital data or collected and processed in that form. In addition many industries, such as healthcare and financial services, face increasing governmental regulation mandating the way that electronic records are managed.

We intend to continue our focus on obtaining growth from higher margin products and services at Questys, GSI, and MVI, as well as growth from acquisitions of companies that consistently generate net income and positive cash flows. We believe that this strategy offers the best opportunity for us to continue to generate positive cash flows from operations and to achieve net income on a consistent basis.

During 2009, we pursued a strategy of preparing VillageEDOCS for significant growth. One area that we focused on was a significant reduction in general and administrative expenses, including management staff, and increasing expenditures for the sales and marketing team so that sufficient resources would be in place to drive our planned growth. Our strategy for the remainder of 2010 is to direct capital toward increasing sales and marketing while holding down costs for general and administrative as well as product and technology expenses.

Government Regulation

Our offerings relate principally to hosted SaaS solutions that involve the use of the Internet and telecommunications infrastructure. Accordingly, we are subject to legal and regulatory developments affecting either Internet or telecommunications services in general. Due to the increasing popularity and use of the Internet, a number of laws and regulations have been adopted at the international, federal, state and local levels with respect to the Internet. Many of these laws cover issues such as privacy, freedom of expression, pricing, on-line products and services, taxation, advertising, intellectual property, information security and the convergence of traditional telecommunications services with Internet communications. Moreover, a number of laws and regulations have been proposed and are currently being considered by federal, state, local and foreign legislatures with respect to these issues. The nature of any new laws and regulations and the manner in which existing and new laws and regulations may be interpreted and enforced cannot be fully determined.

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business related to the Internet and telecommunications, addressing issues such as privacy, data protection, freedom of expression, indecency, obscenity, defamation, libel, pricing, online products and services, taxation, content, advertising, copyrights and other intellectual property, information security and technological convergence. We face risks from proposed legislation or new interpretations of existing legislation that could occur in the future.

We provide our services through data transmissions over public telephone lines and other facilities provided by telecommunications companies (“carriers”). These transmissions and carriers are subject to regulation by the U.S. Federal Communications Commission (“FCC”), state public utility commissions and foreign governmental authorities. However, as an Internet messaging services provider, we generally are not subject to direct regulation by any governmental agency in the U.S., other than regulations applicable to businesses generally. This is not the case in some international locations. Nevertheless, as Internet services and telecommunications services converge or the services we offer expand, we may face increased domestic or foreign regulation of our business in areas such as delivery of broadband services, inter-carrier compensation and continued regulation of competition.

The FCC is authorized to take enforcement action against companies that send so-called “junk faxes” and has held certain fax broadcasters liable for violating the Telephone Consumer Protection Act of 1991 (“TCPA”), the Junk Fax Prevention Act of 2005 (“Junk Fax Act”) and related FCC rules. Under certain circumstances, individuals may also have a private cause of action for violations and seek to recover monetary damages. It is our belief that businesses that merely transmit facsimile messages on behalf of others may be found liable if they have a high degree of involvement in transmitting junk faxes or have actual notice of illegal junk fax transmissions and have failed to take steps to prevent such transmissions. We take reasonable measures to ensure that our services are not used to transmit unsolicited faxes and we do not believe that we have a high degree of involvement or notice of the use of MVI’s services to broadcast illegal junk faxes. However, we also believe that fax transmitters may not be exempt from liability in an absolute sense under the rules, we believe it is possible that we could face FCC inquiry and enforcement, civil litigation or private causes of action, which could result in financial penalties that would likely cause material adverse effects to our operations.

Future developments in laws that govern online activities might inhibit the growth of the Internet, impose taxes, mandate costly technical requirements, create uncertainty in the market or otherwise have an adverse effect on the Internet. There is also substantial uncertainty as to the applicability to the Internet of laws governing issues such as property ownership, fraud, tort, copyrights and other intellectual property issues, taxation, defamation, obscenity and privacy, none of which contemplated the existence of the Internet. These developments could, in turn, have a material adverse effect on our business, prospects, financial condition and results of operations.

Research and Development

The markets for our services are evolving rapidly, requiring ongoing expenditures for research and development and timely introduction of new services and service enhancements. Our future success will depend, in part, on our ability to enhance our current services, to respond effectively to technological changes, to sell additional services to our existing customer base and to introduce new services and technologies that address the growing needs of our target markets and existing clients.

Employees

As of May 31, 2010, VillageEDOCS, Inc., the holding company, had six full-time employees, three of whom are executive officers. Questys had sixteen full-time employees. These employees include four engaged in sales and marketing, five in customer service, four in product development, and three in implementation services. GoSolutions had twenty eight full-time employees. These employees include three engaged in sales and marketing, nine in customer service, three in product development, nine in engineering and operations, and four in administration. MessageVision had eight full-time employees. These employees include one engaged in sales and marketing, five in engineering and operations, and two in administration.

Description of Capital Stock

The following description of our capital stock and provisions of its Certificate of incorporation and bylaws, each as amended, is only a summary. Effective September 7, 2007, our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 and 48,000,000 shares of Series A Preferred Stock, par value $0.001. As of May 31, 2010, there were 226,546,613 shares of common stock and no shares of Series A Preferred Stock, issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds. Upon VEDO liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably the Company’s net assets available after the payment of all debts and other liabilities. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock may become subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock which we may designate and issue in the future without further shareholder approval.

Preferred Stock

We created a class of preferred stock, referred to as our Series A Preferred Stock, to fulfill our obligation to Barron Partners, LP ("Barron"). Our Series A Preferred Stock had no voting rights and was not entitled to dividends. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Series A Preferred Stock were entitled to receive out of the assets of the Company an amount equal to $0.05 per share before any distribution or payment were made to the holders of our common stock. Each share of Series A Preferred Stock was convertible into one share of our common stock, provided, however, that the Company was not permitted to effect any conversion of the Series A Preferred Stock, and the holder did not have the right to convert any portion of the Series A Preferred Stock to the extent that after giving effect to such conversion, the holder (together with the holder’s affiliates), would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such conversion. If we, at any time while the Series A Preferred Stock was outstanding: (A) had paid a stock dividend or otherwise made a distribution or distributions on shares of our common stock or any other equity or equity equivalent securities payable in shares of common stock, (B) had subdivided outstanding shares of common stock into a larger number of shares, (C) had combined outstanding shares of common stock into a smaller number of shares, or (D) had issued by reclassification of shares of the common stock any shares of capital stock of the Company, then the conversion value was to have been multiplied by a fraction of which the numerator was to have been the number of shares of common stock outstanding before such event and of which the denominator was to have been the number of shares of common stock outstanding after such event.

On December 15, 2009, C. Alan Williams purchased all 33,500,000 shares of our Series A Preferred Stock from Barron Partners, LP in a private transaction.

Effective December 23, 2009, C. Alan Williams converted all 33,500,000 shares of our Series A Preferred Stock into 33,500,000 shares of our common stock. Accordingly, after this conversion, the Company had no shares of its Series A Preferred Stock outstanding.

Background of the Stock Split

Shares are currently quoted on the OTC Bulletin Board.  Since inception of trading in January 2002, the market for Shares has not been very liquid and has been continuously characterized by extremely low average trading volume.

Management has from time to time updated the Board of Directors on the current and anticipated costs relating to public company status, SEC reporting and Sarbanes-Oxley compliance, which have exceeded $300,000 annually.

In the face of the continuing negative economic climate faced by public companies generally, and faced by the Company in particular, the Board of Directors established the Special Committee, a special committee of the Board consisting entirely of independent directors, by resolution of the Board of Directors at a meeting on February 3, 2010.  After careful analysis and deliberation in light of current recession related economic conditions, the Special Committee determined that the Company  has not realized, and will not in the foreseeable future realize, the benefits normally presumed to result from being a publicly traded company, such as enhanced stockholder value, due to, among other things, limited liquidity as a result of extremely low trading volumes with respect to the Company’s shares, the low market price of the Company’s shares, and continued downward pressure on the price of the Company’s shares.  The Special Committee, after a thorough analyses of the Company’s operating cost structure, determined that the costs involved in remaining public, which were approximately $300,000 in fiscal 2009, and are projected to be approximately the same in fiscal 2010, have not benefited the stockholders, and that the stockholders will not in the foreseeable future benefit from public company status.   As a result, the Strategic Alternative Committee recommended to the full Board of Directors that it consider various ways in which the Company might deregister its shares and exit the public company reporting obligations arising under the Exchange Act.

Thereafter, the Board of Directors undertook an analysis of whether the costs associated with having a publicly registered stock exceeded the benefits derived from such public registration. Following extensive consideration, the Board of Directors decided, at a meeting on February 4, 2010, that the monetary expense and the burden incident to continued compliance with the Exchange Act significantly outweigh any benefits derived from continued registration of the Company’s shares.  At a meeting of the Board of Directors on February 4, 2010, after consideration of the material issues involved in a going-private transaction, consultation with counsel, as well as consideration of alternatives available to the Company to effect a going-private transaction (including but not limited to cash-out merger, a reverse stock split, and a tender offer), and after receiving  information regarding a reverse stock split, including information related to the tax consequences of such an action (including any restriction on federal net operating losses), the valuation of the Shares with respect to the determination of the Cash-Out Price, and the number of stockholders that would need to be cashed out in order to fall below the 300 stockholder threshold required for a public company to suspend its annual and quarterly filings with the SEC, the Board of Directors determined that it was in the best interests of the Company to pursue the Stock Split and to file a Schedule 13E-3 with the SEC in connection therewith. Our Board reconfirmed this decision to pursue the Stock Split at a meeting on June 3, 2010.

Prior to approving the Schedule 13E-3 and this Consent Statement by unanimous written consent on February 4, 2010, the Board of Directors received a detailed presentation from management concerning the elements and issues involved in a going-private transaction accomplished through a reverse stock split. The Board of Directors discussed in detail the potential benefits and costs to such a transaction. The Board of Directors also discussed the appropriate valuation of shares and the stock split ratio that would be necessary in order to achieve the desired number of stockholders. Upon examining historical trading data and other financial indicators, the Board of Directors chose $0.015 per share as it represented a substantial premium over recent average market closing prices while, in the Board of Directors’ determination, still being fair to those stockholders who would not be cashed out in a stock split. The $0.015 per share also exceeded the Company’s net book value per share and represented a premium over the potential liquidation value of the common stock. We considered a range of prices for the Stock Split that reflected what our Special Committee and Board felt was a fair premium to our historical market prices given our common stock limited liquidity. This range was between $0.0125 to $0.0175. We established $.015 as essentially the mid-point of this range as a fair price. The Board of Directors agreed upon the $0.015 valuation. The Board of Directors did not engage any independent party or valuation firm to evaluate the fairness of the Stock Split or opine on whether the Cash-Out Price to be paid to the Cashed-Out Holders was fair to the holders of our common stock.

Summary and Structure

The Board of Directors has unanimously authorized the Stock Split. In the Stock Split, (i) holders of fewer than 10,000 Shares will have their shares cancelled and will receive $0.015 in cash for each Share owned immediately prior to the Stock Split, and (ii) the holdings of each stockholder holding 10,000 or more Shares immediately before the effective time of the Stock Split will remain unchanged. The Stock Split will take effect on the Effective Date (the date the Delaware Secretary of State accepts for filing our articles of amendment to our Certificate). The proposed amendments to our Certificate are attached to this Consent Statement as Exhibits A-1 and A-2 and are incorporated herein by reference.

Generally, the effect of the Stock Split can be illustrated by the following examples:

Hypothetical Scenario	Result

Stockholder A holds 9,999 Shares in a single record account and holds no other Shares.
Stockholder A’s 9,999 shares will be converted into the right to receive $149.99 in cash (9,999 x $0.015). If Stockholder A wanted to continue to be a stockholder after the Stock Split, he could purchase an additional Share far enough in advance of the Stock Split so that the purchase is complete by the Effective Date.

Stockholder B holds 9,999 Shares in a brokerage account and holds no other shares.
We intend to treat stockholders holding common stock in street name in the same manner as stockholders whose shares are registered in their own names, and will ask banks, brokers and nominees holding these shares to effect the Stock Split for their beneficial holders. Assuming that they do so, Stockholder B will receive cash in the amount of $149.99 (9,999 x $0.015) for the 9,999 shares of common stock held prior to the Stock Split. If the bank, broker or nominee holding Stockholder B’s shares have different procedures, or do not provide us with sufficient information on Stockholder B’s holdings, then Stockholder B may or may not receive cash for his shares depending on the number of shares held by the bank, broker or other nominee, which is the actual record holder of the shares.

Stockholder C holds 10,001 Shares in a single record account and holds no other shares.	Stockholder C will hold 1 Share after the Stock Split. Stockholder C will also receive $0.02 in cash (1 x $0.015) in lieu of receiving a fractional share following the Stock Split.

Stockholder D holds 5,000 shares in each of two separate record accounts for a total of 10,000 Shares. Stockholder D holds no other Shares.	After the Stock Split, Stockholder D will hold no Shares. Stockholder D will receive $150.00 in cash (10,000 x $0.015) for each separate record account.

Stockholder E holds 5,000 Shares in a record account and 5,000 shares in a brokerage account. Stockholder E holds no other Shares.
Each of Stockholder E’s holdings will be treated separately. Accordingly, assuming the brokerage firm with whom Stockholder E holds his shares in street name effects the Stock Split for its beneficial holders, Stockholder E will receive cash in the amount of $75.00 for the 5,000 Shares held in the brokerage account before the Stock Split (5,000 x $0.015). Stockholder E will also receive $75.00 for the 5,000 Shares held in the record account before the Stock Split (5,000 x $0.015), and thus receive a total of $150.00 for the Shares, and will no longer be a Company stockholder.

The Stock Split is considered a “going-private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to terminate the registration of Shares and suspend the Company’s filing and reporting obligations under the Exchange Act. In connection with the Stock Split, we have filed, as required by the Exchange Act, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC. Please see the section entitled “Available Information”.

The Board of Directors may elect to abandon the Stock Split at any time prior to the effective date, if in its discretion, the Board of Directors determines that the Stock Split is not in the best interests of the Company. Reasons the Board of Directors may withdraw the Stock Split proposal include: (1) a change in the nature of the Company’s stockholdings that (a) would prevent us from reducing the number of record holders below 300 as a result of the Stock Split, or (b) would reduce the number of record holders below 300 persons without effecting the Stock Split; (2) a change in the number of shares to be exchanged for cash in the Stock Split that would substantially increase the cost and expense of the Stock Split (as compared to what is currently anticipated); or (3) any adverse change in our financial condition that would render the Stock Split inadvisable. Please see the section entitled “Stock Split Proposal — Termination of Stock Split.”

Recommendation of the Board of Directors

The Board of Directors has unanimously determined that the Stock Split is in the best interests of the Company and its stockholders and is fair to the Company’s stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK SPLIT.

In addition, each member of the Board of Directors and the executive officers of the Company have advised the Company that he or she will vote his or her shares as well as the shares with respect to which they have or share voting power in favor of the Stock Split.

Description and Interest of Certain Persons in Matters to be Acted Upon

Directors and Executive Officers.

All directors and executive officers may be reached by contacting the Company, located at 1401 N. Tustin Ave., Suite 230, Santa Ana, California 92705, telephone number (714) 734-1030.

The following tables and text set forth certain information concerning members of the Board of Directors of the Company and its executive officers. All of the ages are as of the Record Date. All of the Company’s directors and executive officers are citizens of the United States.

The following table sets forth the names and ages of the directors and executive officers of the Company and certain additional information:

Name	Age	Position

J. Thomas Zender	70	Chairman of the Board (1)

K. Mason Conner	53	Chief Executive Officer, President, Director

H. Jay Hill	70	Executive Vice President of Corporate Development, Director

Gerik M. Degner	35	Director(1)

Ricardo A. Salas	46	Director(1)

Michael A. Richard	41	Chief Financial Officer and Secretary

 (1) Indicates that the director is “independent” within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act.

Executive officers are appointed by the Board of Directors and, subject to the terms of their employment agreements, serve until their successors are duly elected and qualify, subject to earlier removal by the Board of Directors. Directors are elected at the annual meeting of shareholders to serve for their term and until their successors are duly elected and qualify, or until their earlier resignation, removal from office, or death. The remaining directors may fill any vacancy in the Board of Directors for an unexpired term. The term of the current directors continues until the next annual meeting of shareholders to be held in 2010. Mr. Zender has been a director since August 1997, Mr. Hill since October 1997, Mr. Conner since October 1998, Mr. Salas since July 2005, and Mr. Degner since August 2009.

K. MASON CONNER has been our Chief Executive Officer since 1999 and has served as our President since January 1, 2007. Mr. Conner joined the Company as Vice-President of Sales in 1997 and has been a Board Member since 1998, Acting Vice-President of Sales between 1998 and 2002, and President between 1998 and March 2006, and Mr. Conner is also a Director of GoSolutions, MVI, and QSI. He has 27 years in sales and business management experience, including 23 years of direct and channel sales experience in the voice and data communications products and services industry. In the early 1980's he was involved in the application of Internet Protocol technologies. In the late 1980s and early 1990s he was a principal strategist for an international initiative to transform K-12 education through the use of the Internet. He was a principal consultant with LTS for the electronic vulnerability threat assessment of the Los Angeles Airport Department after the "UnaBomber" threat. He has held sales management positions with Banyan Systems, Doelz Networks, and Timeplex. During the five years prior to joining the Company, Mr. Conner was Director of Sales at Telecom Multimedia Systems from 1996 to 1997, Vice President of Sales at Lo Tiro-Sapere from 1995 to 1996, and Vice President of Sales at Digital Network Architectures from 1991 to 1995.

GERIK M. DEGNER, CFA was nominated to join our Board of Directors in June, 2009. Since May of 2009, Mr. Degner has been a Director at Waveland Capital Group focusing on corporate finance, mergers and acquisitions and private equity services. From July 2007 to May 2009, Mr. Degner worked with Charterhouse Group, a middle market private equity group, as an Advisor responsible for transaction and business development activities. From August 2004 to July 2007, he founded and managed Synergem Venture Group, an investment banking consulting firm that worked with numerous private equity funds on strategic consolidation and special acquisition projects. From November 2002 to August 2004, Mr. Degner founded and managed Cimarron Equity Partners, a micro market private equity fund that focused on lower middle market companies. Mr. Degner’s background includes a variety of transactions including private equity placement, mergers and acquisitions, recapitalizations, growth financings and divestitures. Mr. Degner holds a B.A. in Psychology from the University of Colorado at Boulder and is a CFA Charterholder.

H. JAY HILL has been a director since 1997 and became the Executive Vice President of Corporate Development in May 2003. Mr. Hill is also a Vice President of Tailored Business Systems, Inc. and GoSolutions, Inc. For the last 20 years, he has primarily been a senior executive in turnaround situations in information technology and telecommunication companies. From November 2000 to May 2003, Mr. Hill was CEO, President and a Director of LightPort Advisors, Inc, a private Internet service provider for the financial services market. He has held similar positions with Unitron Medical Communications, Inc. (d/b/a Moon Communications) (1999-2000) and Amnet Corporation (Netlink) (1989-1994), and has held senior sales and marketing management positions with SunCoast Environmental Controls (1996-1999), Technology Research Corporation (1994-1996), Harris Corporation, Doelz Networks, Paradyne/AT&T, and Inforex. His primary background in sales and marketing commenced with Philadelphia Electric Company and IBM. Mr. Hill currently serves on our Audit Committee and our Compensation Committee.

RICARDO A. SALAS joined the board of directors in the second quarter of 2005. Since 2005, Mr. Salas has served Liquidmetal Technologies in various capacities, including as its President and Chief Executive Officer between December 2005 and October 2006. From January 2000 through June 2005, Mr. Salas served as Chief Executive Officer of iLIANT Corporation, an information technology and outsourcing service firm in the health care industry, and he continues to serve as Director of MED3000 Group, inc. following its acquisition of iLIANT Corporation in May of 2006. Mr. Salas was a founder of Medical Manager Corporation and served as a Vice President between June 1999 and January 2000. In April 1994, he founded National Medical Systems, Inc. and served as its Vice President through its merger into Medical Manager Corporation at the time of its initial public offering in February 1997. From 1987 through 2004, he was Vice President of J. Holdsworth Capital Ltd., a private investment firm. As an officer of J. Holdsworth Capital Ltd., Mr. Salas held positions in various investments Mr. Salas received his B.A. in Economics in 1986 from Harvard University in Cambridge, Massachusetts. Mr. Salas currently serves on our Audit Committee and our Compensation Committee.

J. THOMAS ZENDER has been a director since 1997 and has been Chairman of the Board since January 2001. He currently serves on our Audit Committee and our Compensation Committee. Mr. Zender is an information technology industry board member and executive with over 35 years management and business development experience. He has held management positions at General Electric, Honeywell, ITT and other companies. Mr. Zender has been an officer in three publicly held corporations, one NYSE listed company and two NASDAQ traded companies. From 1996 through 2001, he served as an interim executive for several early stage companies, including CEO of VillageEDOCS from 1997 to 1999. From 2001 to 2007 Mr. Zender served as president and CEO of Unity, a worldwide not-for-profit, trans-denominational spiritual support movement. He is a member of the Forum for Corporate Directs, and has served on their board. Mr. Zender served on the board of Peerless Systems, a NASDAQ traded company, from 2007 to 2008, and on the board of SAMSys Technologies, a Toronto Stock Exchange traded corporation, from 1996 to 2006. He holds a Business Administration degree from Ottawa University, with focus areas of management, marketing, and information technology.

MICHAEL A. RICHARD joined the Company in February 2001 and is the Chief Financial Officer and Corporate Secretary. Mr. Richard is also a Director and the Secretary of our wholly-owned subsidiaries, QSI, GSI, and MVI. Mr. Richard has over 15 years of diverse management and public corporate reporting experience for start-up and early stage ventures. From 1999-2000 he served as V.P. Controller for The BigHub.com, Inc., a public new media company providing unique content, private label search engine, e-commerce solutions, and direct mail. From 1995-1999, Mr. Richard served first as Controller and then as Vice President, Accounting (principal accounting officer), and finally as a Director of PortaCom Wireless, Inc., a public developer and operator of companies with contracts to provide wireless telecommunication services in China and other emerging markets.

Share Ownership of Directors, Executive Officers, and Owners of 5% or More of the Shares.  The following tables show the number of Shares beneficially owned by directors, executive officers, beneficially owned by directors and executive officers as a group, and owned by persons known to the Company to beneficially own more than five percent of the outstanding Shares as of the Record Date and their respective anticipated ownership percentages after the Stock Split.

	Amount and Nature of
Name of Beneficial	Beneficial Ownership	Percent
Owner (1)	(2)	of Class (3) (4)

C. Alan Williams (5)	103,487,867	41.7

K. Mason Conner (6)	17,588,638	7.1

J. Thomas Zender (7)	2,214,499	*

Gerik M. Degner	-	*

H. Jay Hill (8)	14,528,499	5.9

Ricardo A. Salas (9)	820,000	*

Michael Richard (10)	2,504,167	1.0

GoSolutions Equity LLC (11)	26,786,840	10.8

Vojin Hadzi-Pavlovic	22,000,000	8.9

All directors, executive officers,
and significant employees as a
group (6 persons)	37,655,803	15.2

* Less than 1%

(1) The address of each individual is in care of the Company.

(2) Represents sole voting and investment power unless otherwise indicated.

(3) Based on 226,546,613 shares of the Company's common stock outstanding at May 31, 2010, plus, as to each person listed, that portion of the Company's common stock subject to outstanding options and warrants which may be exercised by such person, and as to all directors and executive officers as a group, unissued shares of the Company's common stock as to which the members of such group have the right to acquire beneficial ownership upon the exercise of stock options or warrants within 60 days of May 31, 2010.

(4) Excludes 31,465,401 shares reserved for issuance under outstanding options and warrants.

(5) Includes warrants to acquire 3,000,000 shares at $0.10 per share.

(6) Includes options to acquire 65,674 shares at $2.50 per share, options to acquire 1,719,658 shares at $0.19 per share, options to acquire 3,500,000 shares at $0.15 per share, options to acquire 2,000,000 shares at $0.16 per share, options to acquire 500,000 shares at $0.015 per share, and warrants to acquire 200,000 shares at $0.15 per share.

(7) Includes options to acquire 290,000 shares of common stock at $0.02 per share, options to acquire 66,261 shares at $2.50 per share, options to acquire 918,825 shares at $0.19 per share, options to acquire 500,000 shares at $0.15 per share, and options to acquire 200,000 shares at $0.015 per share.

(8) Includes options to acquire 65,674 shares at $2.50 per share, options to acquire 686,325 shares at $0.19 per share, options to acquire 1,500,000 shares at $0.18 per share, options to acquire 1,000,000 shares at $0.10 per share, options to acquire 500,000 shares at $0.15 per share, options to acquire 2,000,000 shares at $0.16 per share, options to acquire 200,000 shares at $0.015 per share, and warrants to acquire 350,000 shares at $0.15 per share.

(9) Includes options to acquire 800,000 shares of common stock at $0.18 per share.

(10) Includes options to purchase 150,000 shares of common stock at $2.50 per share, options to purchase 387,500 shares of common stock at $0.19 per share, options to purchase 650,000 shares of common stock at $0.15 per share, and options to purchase 250,000 shares at $0.16 per share.

(11) The members of GoSolutions Equity LLC are Daniel M. Doyle, Sr., H. Scott Seltzer, Larry C. Morgan, Shaun C. Pope, and Tom C. Lokey.

Material United States Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences relevant to holders of Shares subject to the Stock Split. This summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. There can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to such consequences.

This summary deals only with beneficial owners of Shares who hold such shares as “capital assets” within the meaning of Section 1221 of the Code. This summary does not deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or special status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as banks, financial institutions, tax-exempt organizations, S corporations, partnerships or other pass-through entities, insurance companies, broker-dealers, dealers or traders in securities or currencies, certain U.S. expatriates or former long-term residents of the United States, taxpayers subject to the alternative minimum tax, individual retirement accounts or other tax-deferred accounts, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, real estate investment trusts, regulated investment companies, persons that hold Shares as a position in a “straddle,” or as part of a synthetic security or “hedge,” “conversion transaction,” “constructive sale” or other integrated investment, or U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar or Non-U.S. holders (as defined below), except to the extent described below. Moreover, it does not discuss the effect of any other U.S. federal tax laws (such as estate and gift tax laws) or applicable state, local or foreign tax laws.

As used herein, a “U.S. Holder,” means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States, (2) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if either (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of the trust’s substantial decisions or (b) it has a valid election in effect to be treated as a United States person. A “Non-U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If an entity that is classified as a partnership for U.S. federal income tax purposes is a beneficial owner of Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes and persons holding Shares through a partnership or other entity classified as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.

THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE TAX ADVICE. INVESTORS CONSIDERING THE STOCK SPLIT SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Characterization of the Stock Split for the Company Stockholders Not Receiving Cash.  If you receive no cash as a result of the Stock Split, you will not recognize any gain or loss on the Stock Split, and you will have the same adjusted tax basis and holding period in your Shares as you had in such shares immediately prior to the Stock Split.

Characterization of the Exchange of Shares for Cash.  If you receive cash in exchange for Shares as a result of the Stock Split, this will be a taxable transaction for U.S. federal income tax purposes. Under the stock redemption rules of Section 302 of the Code, this exchange of fractional shares for cash will be treated as a “sale or exchange” of the shares if the exchange: (a) results in a “complete redemption” of the stockholder’s stock in us, (b) is “substantially disproportionate” with respect to the stockholder, or (c) is “not essentially equivalent to a dividend” with respect to the stockholder. If none of these three tests (referred to as the Section 302 tests) is met, such exchange will be treated as a distribution (which we expect to be taxable as a return of capital and capital gain, unless we have current year earnings and profits for tax purposes, in which case the distribution may be taxable as dividend) by us to the stockholder. Each of the Section 302 tests is described in more detail below.

Constructive Ownership of Stock.  In determining whether any of the Section 302 tests is satisfied, a stockholder must take into account both shares actually owned by such stockholder and any shares considered as owned by such stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code. Under these rules, a stockholder generally will be considered to own shares which the stockholder has the right to acquire by the exercise of an option or warrant or by conversion or exchange of a security. A stockholder generally will also be considered to own any shares that are owned (and, in some cases, constructively owned) by some members of the stockholder’s family and by some entities (such as corporations, partnerships, trusts and estates) in which the stockholder, a member of the stockholder’s family or a related entity has an interest.

Treatment as a Sale or Exchange.  If any of the Section 302 tests is satisfied with respect to a stockholder, and the exchange is therefore treated as a “sale or exchange” of the Shares for United States federal income tax purposes, the stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder and the stockholder’s tax basis in the exchanged Shares. Gain or loss must be calculated separately with respect to each block of shares. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. Certain limitations apply to the deductibility of capital losses.

Treatment as a Dividend.  If none of the Section 302 tests is satisfied with respect to a stockholder, the stockholder will be treated as having received a distribution in an amount equal to the amount of cash received by the stockholder. Because we anticipate that we will have no current year or accumulated earnings and profits for tax purposes, no amounts treated as a distribution should be taxable as a dividend. Instead, any cash received should be treated first as a non-taxable return of capital to the extent of the stockholder’s basis and, thereafter, as a capital gain. If, contrary to our expectations, we have current year earnings and profits for tax purposes, the distribution will be taxable as a dividend to the extent of our available current year earnings and profits and any cash received in excess of our available current year earnings and profits will be treated first as a non-taxable return of capital to the extent of the stockholder’s basis and, thereafter, as a capital gain. For certain U.S. individual stockholders, dividend income is currently taxed for federal income tax purposes at the same rate as net long-term capital gain. To the extent that the exchange of shares for cash in connection with the Stock Split is treated as the receipt by the stockholder of a dividend, the stockholder’s tax basis in the shares exchanged will be added to the tax basis of any shares retained by such stockholder.

Special Rules for Corporate Stockholders.  A corporate stockholder that does not satisfy any of the Section 302 tests and that is treated as receiving a dividend as a result of exchanging shares for cash in connection with the Stock Split may be eligible for the dividends received deduction. The dividends received deduction is subject to certain limitations. In addition, since not all stockholders will be exchanging the same proportionate interest in their shares, any amount received by a corporate stockholder that is treated as a dividend will constitute an “extraordinary dividend” under Section 1059 of the Code, which will result in the reduction of tax basis in the stockholder’s shares or in gain recognition. Corporate stockholders should consult their tax advisors as to the tax consequences of dividend treatment in their particular circumstances.

Section 302 Tests.  One of the following tests must be satisfied with respect to a stockholder in order for the exchange of shares by such stockholder for cash pursuant to the Stock Split to be treated as a sale or exchange for U.S. federal income tax purposes:

•
Complete Termination.  An exchange of shares for cash in connection with the Stock Split will result in a “complete termination” of a stockholder’s interest in us if, in connection with the Stock Split, either (i) all of the shares actually and constructively owned by the stockholder are exchanged for cash, or (ii) all of the shares actually owned by the stockholder are exchanged for cash and, with respect to constructively owned shares, the stockholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. Stockholders in this position should consult their tax advisors as to the availability of, and procedures and conditions for electing, this waiver.

•
Substantially Disproportionate.  The exchange of shares for cash in connection with the Stock Split will be “substantially disproportionate” with respect to a stockholder if, among other things, after the exchange (i.e., treating all shares exchanged for cash in connection with the Stock Split as no longer outstanding shares), (i) the stockholder’s percentage ownership of voting shares is less than 80% of the stockholder’s percentage ownership of voting shares before the exchange of shares for cash in connection with the Stock Split (i.e., treating all shares exchanged for cash in connection with the Stock Split as outstanding shares) and (ii) the stockholder owns less than 50 percent of the total combined voting power of all classes of stock immediately after the exchange. For the purpose of these percentage ownership tests, a stockholder will be considered as owning shares owned directly as well as indirectly through application of the constructive ownership rules described above.

•
Not Essentially Equivalent to a Dividend.  In order for the exchange of shares by a stockholder in connection with the Stock Split to qualify as “not essentially equivalent to a dividend” the stockholder must experience a “meaningful reduction” in his proportionate interest in us as a result of the exchange, taking into account the constructive ownership rules. Whether the sale by a stockholder pursuant to the offer will result in a “meaningful reduction” of the stockholder’s proportionate interest will depend on the stockholder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder (for example, less than 1%) in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” Stockholders should consult their own tax advisors regarding the application of this test to their particular circumstances.

Each stockholder is urged to consult his or her own tax advisor as to the application of the Section 302 tests to his or her particular circumstances.

Non-U.S. Holders.  The United States federal income tax rules governing Non-U.S. Holders are complex and the following is only a limited summary of some general rules applicable to certain Non-U.S. Holders. All Non-U.S. Holders should consult their own tax advisors regarding the United States federal, state and local tax consequences, including tax reporting requirements, of the exchange of shares for cash in connection with the Stock Split. As described in “Material United States Federal Income Tax Consequences — Federal Income Tax Withholding” below, the depositary will withhold 30% of any gross payments made to a Non-U.S. Holder pursuant to the Stock Split unless a reduced rate of withholding or an exemption from withholding is applicable.

If a Non-U.S. Holder’s exchange of shares for cash in connection with the Stock Split is characterized as a sale or exchange, rather than as a dividend, the stockholder generally will not be subject to United States federal income tax on such exchange unless:

(i) in the case of a nonresident alien individual, the individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

(ii) the gain is effectively connected with a United States trade or business or, if certain tax treaties apply, the gain is attributable to a permanent establishment maintained by the stockholder in the United States.

If exception (i) above applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition of the shares. If exception (ii) applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a United States person, unless otherwise provided in an applicable income tax treaty, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

If a Non-U.S. Holder is not subject to United States federal income tax, the stockholder may be entitled to a refund of the tax withheld by the depositary. Non-U.S. Holders should consult their own tax advisors regarding the possibility of obtaining a refund.

If a Non-U.S. Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-U.S. Holder will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or as capital gain will be determined in the manner described above (See “Material United States Federal Income Tax Consequences — Treatment as a Dividend”).

Federal Income Tax Withholding.  To prevent backup federal income tax withholding equal to 28% of the gross payments payable in connection with the exchange of shares for cash pursuant to the Stock Split, each stockholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must provide the depositary with the stockholder’s correct taxpayer identification number (employer identification number or social security number), or certify that the taxpayer is awaiting a taxpayer identification number, and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the letter of transmittal. If a stockholder properly certifies that such stockholder is awaiting a taxpayer identification number, 28% of any payment during the 60-day period following the date of the Substitute Form W-9 will be retained by the depositary and, if the stockholder properly furnishes his or her taxpayer identification number within that 60-day period, the depositary will remit the amount retained to such stockholder and will not withhold amounts from future payments under the backup withholding rules. If the stockholder does not properly furnish his or her taxpayer identification number within that 60-day period, the amount retained will be remitted to the IRS as backup withholding and backup withholding will apply to future payments.

The depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder unless the depositary and we determine that an exemption is available. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming a reduction in or exemption from such tax under the applicable income tax treaty provides through the third party withholding agent a properly completed IRS Form W-8BEN (or suitable successor form claiming the benefit of the applicable tax treaty). Alternatively, an exemption applies if the gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder and the Non-U.S. Holder provides an appropriate statement to that effect on a properly completed IRS Form W-8ECI (or suitable successor or substitute form).

Information Reporting.  Information statements will be provided to stockholders whose shares are exchanged for cash in connection with the Stock Split and to the IRS, reporting the payment of the total purchase price (except with respect to stockholders that are exempt from the information reporting rules, such as corporations).

Unavailability of Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available under Delaware Law to holders of Shares who do not vote in favor of the Reverse Stock Split.

Accounting Treatment

On the Effective Date of the Stock Split, the Company will pay cash to the Cashed-Out Holders. The Company anticipates accounting for the repurchased shares as authorized but unissued shares.  The stated capital and additional paid-in capital dollar amounts will not change. The loss per share of common stock and book value per share of common stock will increase slightly as a result of there being fewer shares of our common stock outstanding. We do not anticipate that any material accounting consequence would arise as a result of the Stock Split.

Share Certificates

We have engaged the Exchange Agent to carry out the exchange of share certificates held by Cashed-Out Holders for cash. On the Effective Date, all share certificates evidencing ownership of Shares held by Cashed-Out Holders shall be deemed cancelled without further action by either the Cashed-Out Holders or the Company. Thereafter, such certificates, rather than representing an ownership interest in the Company, will represent only the right to receive cash in the amount of $0.015 per Share upon their surrender. The shares acquired by the Company in connection with the Stock Split will be returned to the status of authorized but unissued shares.

The Exchange Agent will furnish to you the necessary materials and instructions to surrender your Share certificate(s) promptly following the Effective Date. The letter of transmittal will explain how the certificates are to be surrendered for either cash or a new certificate. You must complete and sign the letter of transmittal and return it with your certificate(s) to the Exchange Agent as instructed before you can receive the cash payment or new certificate(s). DO NOT SEND YOUR CERTIFICATES TO US AND DO NOT SEND THEM TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED A TRANSMITTAL LETTER AND FOLLOWED THE INSTRUCTIONS THEREIN.

No service charges will be payable by stockholders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares. The Company will pay all administrative expenses of the Stock Split.

Unclaimed Property Laws

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Cashed-Out Holders who do not return their share certificates and request payment of the Cash-Out Price following the Stock Split generally will have a period of time from the Effective Date in which to claim from the Company the cash payment to which they are entitled. States may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it, or (ii) escheat of such property to the state. The “holding period” or the time period which must elapse before the property is deemed to be abandoned may vary by state. If we do not have an address for the holder of record of the shares, then unclaimed cash out payments would be turned over to our state of incorporation, the State of Delaware, in accordance with its escheat laws.

Regulatory Approvals

The Company is not aware of any material governmental or regulatory approval required for completion of the Stock Split, other than compliance with the relevant federal and state securities laws and Delaware corporate laws.

Source of Funds

We expect that the consideration to be paid to the Cashed-Out Holders and the costs of the transaction will be paid from cash on hand.

Termination of Stock Split

Under applicable Delaware Law, the Board of Directors has a duty to act in the best interest of the Company’s stockholders. Accordingly, the Board of Directors reserves the right to abandon the Stock Split, if for any reason the Board of Directors determines that, in the best interest of the Company’s stockholders, it is not advisable to proceed with the Stock Split, even assuming the stockholders approve the transaction by consent. Although the Board of Directors presently believes that the Stock Split is in the Company’s best interests and has recommended a vote for the Stock Split, the Board of Directors nonetheless believes that it is prudent to recognize that circumstances could possibly change such that it might not be appropriate or desirable to effect the Stock Split at that time. Such reasons include, but are not limited to:

•
Any change in the nature of the Company’s stockholdings prior to the Effective Date which would result in us being unable to reduce the number of record holders of Shares to below 300 as a result of the Stock Split;

•	Any change in the number of our record holders that would enable us to deregister the Shares under the Exchange Act without effecting the Stock Split;

•
Any change in the number of Shares that will be exchanged for cash in connection with the Stock Split that would increase the cost and expense of the Stock Split from that which is currently anticipated; or

•	Any adverse change in our financial condition that would render the Stock Split inadvisable.

If the Board of Directors decides to terminate the Stock Split, the Board of Directors will promptly notify our stockholders of the decision by mail.

VOTING INFORMATION

All Shares represented by properly executed consents received and not revoked will be voted in accordance with the instructions thereon. If no instructions are indicated, properly executed consents will be voted “FOR” the approval of the Stock Split. You may receive more than one consent card depending on how your Shares are held. For example, you may hold some of your Shares individually, some jointly with your spouse and some in trust for your children — in which case you will receive three separate consent cards to vote.

Revoking Your Consent

A consent given pursuant to this solicitation may be revoked at any time before signed unrevoked consents by the holders of a majority of the Shares outstanding on the Record Date have been delivered to the Company in accordance with the DGCL. To revoke a consent, a stockholder must deliver a written, signed and dated revocation prior to that time. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The revocation must be delivered to our principal executive offices or any other address provided by us for that purpose.

Record Date

Only the Company stockholders of record at the close of business on the Record Date, June 30, 2010 are entitled to consent. Each stockholder will be entitled to cast one vote for each Share then owned, voting together as a single voting group. According to the Company’s records, as of the Record Date, there were 226,546,613 votes entitled to be cast.

Required Vote

Under Delaware Law, the affirmative vote of at least a majority of stockholders is required to approve the Stock Split. The executive officers and directors of the Company, who together own approximately 8% of the voting power of the Shares outstanding and entitled to vote, have indicated they will vote in favor of the Stock Split. Stockholders holding Shares in “street name” should review the information provided to them by their nominee (such as a broker or bank). This information will describe the procedures to follow to instruct the nominee how to vote the street name shares and how to revoke previously given instructions. The proposal to approve the Stock Split is a “non-discretionary” item, meaning that nominees cannot vote Shares in their discretion on behalf of a client if the client has not given them voting instructions. Shares held in street name that are not voted by brokerage firms or other nominees are referred to as “broker non-votes.” Because the affirmative vote of a majority of Shares is necessary to approve the Stock Split, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the proposal to approve the Stock Split.

In February 2010, we solicited and obtained the consents of Al Williams and GoSolutions, LLC, two unaffiliated shareholders who own approximately 42% and 10% of our outstanding common stock to approve the Stock Split. We have determined that these consents are invalid because we solicited these consents before fulfilling our filing requirements of Regulation 14A as contained in Rule 14A-1(1) of the Exchange Act. We will not solicit any consents of any shareholder until such time as we file a definitive consent statement pursuant to Schedule 14A. If we do not obtain the consent and approval of Al Williams, it is unlikely that the Stock Split will be approved by the remaining holders of a majority of our outstanding common shares entitled to vote as of the Record Date.

THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED CONSENT CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE SO THAT YOUR SHARES CAN BE VOTED AS YOU WISH.

Solicitation and Costs

The enclosed consent is solicited on behalf of the Board of Directors. In addition, consents may be solicited by the directors, officers and other employees of the Company, in person or by telephone, telegraph, mail, facsimile or electronic mail. The Company will bear the costs of preparing, assembling, printing and mailing this Consent Statement and the enclosed consent card and all other costs of the Board of Directors’ solicitation of consents. Brokerage houses, banks and other nominees, fiduciaries, and custodians nominally holding Shares as of the Record Date will be requested to forward consent soliciting material to the beneficial owners of such Shares, and we will reimburse them for their reasonable expenses.

We estimate that the repurchase of fractional Shares in connection with the Stock Split and payment of associated expenses will cost approximately $105,000 and will reduce the number of record holders of the Company’s shares from approximately 342 to approximately 212. The Stock Split will not have a material effect on our aggregate shareholders’ equity or net book value because the number of shares being cashed out in the Stock Split represents only approximately .02% of our outstanding common stock.

We intend to finance the Stock Split by using the Company’s working capital. It is not expected that the payment with respect to the Stock Split or the associated expenses described below will have a materially adverse effect on the Company’s capital adequacy, liquidity, results of operations or cash flow.

Based on information we have received as of June 30, 2010 from Broadridge Corporate Issuer Services, reflecting the distribution of the accounts of our stockholders who hold shares in street name, and from our transfer agent, Computershare, as to holdings of our record holders, as well our estimates of other transaction expenses, we believe that the total cash requirement of the transaction to the Company will be approximately $105,000. This amount includes approximately $50,000 needed to pay the Cashed-Out Holders (although this amount could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding at the time of the transaction as a result of purchases, sales and other transfers of our shares of common stock by our stockholders, and the number of street name shares that are actually cashed out in the transaction), and approximately $55,000 of legal, accounting, and financial advisory fees and other costs to effect the transaction as follows:

Legal Fees	$15,000
Accounting Fees	10,000
Transfer Agent Fees	5,000
Printing Costs	15,000
Miscellaneous Other	5,000
Total Expenses	$55,000

VOTING SECURITIES

Market Price of Common Stock

The Company’s shares trade on the OTC Bulletin Board (“OTCBB”), operated by the Financial Industry Regulatory Authority, Inc. (FINRA), under the ticker symbol VEDO.OB.  On the Record Date, the last reported sale price for our common stock on the OTCBB was $___ per share.

The following table reports, for the periods indicated, the high and low closing bid prices per share for our common stock as reported by Pink Sheets LLC.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transaction prices.

Period	High	Low

2010
First Quarter	$0.014	$0.002
Second Quarter (through May 31, 2010)	$0.009	$0.007

2009
First Quarter	$0.012	$0.011
Second Quarter	$0.008	$0.008
Third Quarter	$0.010	$0.010
Fourth Quarter	$0.009	$0.008

2008
First Quarter	$0.070	$0.010
Second Quarter	$0.050	$0.030
Third Quarter	$0.040	$0.020
Fourth Quarter	$0.020	$0.010

Dividends

The Company has never declared or paid dividends on our common stock. We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

Stockholders

As of the Record Date there were approximately 342 holders of record of our common stock.

Stock Purchases

The Company has not purchased any of its Shares within the past two years.

PAST CONTRACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

The Company is not aware of any arrangements that may result in a change in control of the Company. Presently, the Company has no plans, proposals or negotiations that relate to or would result in: (i) any purchase, sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; (ii) any material change in the policy, indebtedness or capitalization of the Company (iii) any change in the present Board of Directors or the management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; or (iv) any other material change in the Company’s structure or business. There is always the possibility, however, that we may enter into an arrangement or transaction that would result in the change in control of the Company in the future, including but not limited to (A) entering into a merger or acquisition transaction, (B) making a public or private offering of our shares, or (C) entering into any other arrangement, agreement or transaction we may deem advisable. We will disclose the terms of such a transaction at the appropriate time upon the advice of counsel.

FINANCIAL INFORMATION

Summary Historical Financial Information

The Company’s summary historical financial information for the years ended December 31, 2009 and 2008 and as of and for the three months ended March 31, 2010, which should be read in conjunction with the consolidated financial statements and notes thereto, together with management’s discussion and analysis of financial condition and results of operations, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed April 15, 2010 (the “2009 10-K”), and Quarterly Report on Form 10-Q for the three months ended March 31, 2010, filed May 24, 2010 (the “Q1 2010 10-Q”), is hereby incorporated by reference.

The Company’s ratio of earnings to fixed charges, computed in a manner consistent with Item 503(d) of Regulation S-K, for the two most recent fiscal years and as of March 31, 2010:

(In 000s)
	2010 (3 mo)	2009	2008
Interest expense	$19,410	$144,579	$268,927
Net operating loss + interest expense	(453,561)	(1,436,291)	(1,203,798)
Ratio of earnings to fixed charges	-4%	-10%	-22%

The Company’s book value, defined as total assets less liabilities and intangible assets, as of the March 31, 2010 balance sheet date, was $(1,363,812).

[[
Pro Forma Consolidated Financial Statements (Unaudited)

The following unaudited pro forma consolidated balance sheet as of March 31, 2010, and the unaudited pro forma consolidated statements of operations for the fiscal year ended December 31, 2009 and the three months ended March 31, 2010, show the pro forma effect of the Stock Split. The historical amounts for the fiscal year ended December 31, 2009 were derived from the Company’s financial statements that were included in the 2009 10-K and the Q1 2010 10-Q, which are hereby incorporated by reference. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes included in the 2009 10-K and the Q1 2010 10-Q.

The pro forma information below gives effect of the Stock Split based on shares repurchased, non-recurring expenses incurred to effect the Stock Split. The Stock Split assumes that 500,000 shares are purchased at a price of $0.015 per share. Pro forma adjustments to the pro forma consolidated balance sheet are computed as if the Stock Split had occurred at March 31, 2010, while the pro forma consolidated statements of operations are computed as if the Stock Split had occurred at the beginning of the related periods.

The pro forma information is not necessarily indicative of what the Company’s financial position or results of operations actually would have been if the Stock Split had occurred as of the dates presented, or of the Company’s financial position or results of operations in the future.

VillageEDOCS, Inc. and Subsidiaries	Unadjusted at		Adjusted at
Condensed Consolidated Pro Forma Balance Sheets	March 31, 2010	Adjustments	March 31, 2010
	(unaudited)	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$382,553	$200,000	$582,553
Accounts receivable, net of allowance for doubtful accounts of approximately $65,000	425,631	-	425,631
Prepaid expenses and other current assets	167,425	-	167,425
Debt issuance costs, net	-	-	-
Total current assets	975,609	200,000	1,175,609

Property and equipment, net	247,707	-	247,707
Other assets	25,014	-	25,014
Goodwill	4,523,527	-	4,523,527
Other intangibles, net	2,769,579	-	2,769,579
	$8,541,436	$200,000	$8,741,436

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$441,894	$-	$441,894
Current portion of accrued expenses and other liabilities	361,526	-	361,526
Deferred revenue	430,433	-	430,433
Current portion of capital lease obligation	10,792	-	10,792
Current portion of notes payable and accrued interest payable to related parties, net of unamortized debt discount of $47,808	292,192	-	292,192
Total current liabilities	1,536,837	-	1,536,837

Accrued expenses and other liabilities, net of current portion	711,210	-	711,210
Capital lease obligation, net of current portion	35,377	-	35,377
Notes payable and accrued interest payable to related parties, net of current portion and unamortized debt discount of $15,932	324,068	-	324,068
Derivative liability	4,650	-	4,650
Total liabilities	2,612,142	-	2,612,142

Commitments and contingencies

Stockholders' equity:
Series A Preferred stock, par value $0.001 per share:
Authorized — 48,000,000 shares
Issued and outstanding — 0 shares (liquidation preference of $0)	-	-	-
Common stock, par value $0.0001 per share:
Authorized — 500,000,000 shares
Issued and outstanding — 193,046,613 shares	22,655	-	22,655
Additional paid-in capital	34,062,182	-	34,062,182
Accumulated deficit	(28,155,543)	200,000	(27,955,543)
Total stockholders' equity	5,929,294	200,000	6,129,294
	$8,541,436	$200,000	$8,741,436

The Company’s book value per share as of the date of the pro-forma consolidated balance sheet presented above:

• (In 000s)
Unadjusted book value at 12/31/2009		$(1,112,625)
Costs avoided by being private		300,000
Adjusted book value at 12/31/2009	$	(812,625)

(In 000s)
Unadjusted book value at 3/31/2010	$(1,363,812)
Costs avoided by being private	200,000
Adjusted book value at 3/31/2010	$(1,163,812)

VillageEDOCS, Inc. and subsidiaries
Condensed Consolidated Pro Forma Statements of Operations
(Unaudited)
Three Months Ended March 31, 2010

	Unadjusted	Adjustments	Adjusted
Net sales	$2,159,113	$-	$2,159,113
Cost of sales	645,450	-	645,450
Gross profit	1,513,663	-	1,513,663
Operating expenses:
Product and technology development	438,273	-	438,273
Sales and marketing	402,290	-	402,290
General and administrative	910,291	(200,000)	710,291
Depreciation and amortization	196,960	-	196,960
Total operating expenses	1,947,814	(200,000)	1,747,814
Income (loss) from operations	(434,151)	200,000	(234,151)

Change in fair value of derivative liability	-	-	-
Interest expense	(19,410)	-	(19,410)
Other income, net	2,748	-	2,748
Loss before provision for income taxes	(450,813)	200,000	(250,813)

(Provision) benefit for income taxes	-	-	-
Net loss	$(450,813)	$200,000	$(250,813)

Basic and diluted loss available to common shareholders per common share:	$-	$-	$-

Weighted average shares outstanding - basic and diluted	226,546,613	-	226,546,613

VillageEDOCS, Inc. and subsidiaries
Consolidated Pro Forma Statements of Operations
For the Year Ended December 31, 2009

		Adjustments	Adjusted
	Unadjusted	(unaudited)	(unaudited)
Net sales	$10,291,252	$-	$10,291,252
Cost of sales	2,942,089	-	2,942,089
Gross profit	7,349,163	-	7,349,163
Operating expenses:
Product and technology development	1,851,477	-	1,851,477
Sales and marketing	1,967,083	-	1,967,083
General and administrative	3,993,577	(300,000)	3,693,577
Depreciation and amortization	828,738	-	828,738
Total operating expenses	8,640,875	(300,000)	8,340,875
Loss from continuing operations	(1,291,712)	300,000	(991,712)

Change in fair value of derivative liability	3,100	-	3,100
Interest expense, net of interest income	(144,579)	-	(144,579)
Other income, net	42,291	-	42,291
Loss from continuing operations before provision for income taxes	(1,390,900)	300,000	(1,090,900)

Benefit for income taxes	(63,000)	-	(63,000)
Loss from continuing operations	(1,327,900)	300,000	(1,027,900)

(Loss) income from discontinued operations (net of income tax provision of $303,000)	(708,745)	-	(708,745)
Net loss	$(2,036,645)	$300,000	$(1,736,645)

Net income (loss) available to common shareholders
Basic	$(2,036,645)	$-	$(2,036,645)
Diluted	$(2,036,645)	$-	$(2,036,645)

Basic earnings (loss) per share:
Loss from continuing operations	$(0.01)	$-	$(0.01)
(Loss) income from discontinued operations	$-	$-	$-
Net loss per share, basic	$(0.01)	$-	$(0.01)

Diluted earnings (loss) per share:
Loss from continuing operations	$(0.01)	$-	$(0.01)
(Loss) income from discontinued operations	$-	$-	$-
Net loss per share, diluted	$(0.01)	$-	$(0.01)

Weighted average shares outstanding -
Basic	190,350,672	-	190,350,672
Diluted	190,350,672	-	190,350,672

AVAILABLE INFORMATION

The Stock Split will constitute a “going-private” transaction for purposes of Rule 13e-3 of the Exchange Act. As a result, the Company has filed the Schedule 13E-3 which contains additional information about the Company. Copies of the Schedule 13E-3 are available for inspection and copying at the Company’s principal executive offices during regular business hours by any interested stockholder of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request addressed to the Company, 1401 N. Tustin Ave., Suite 230, Santa Ana, California 92705.

The Company is currently subject to the information requirements of the Exchange Act and files periodic reports, consent statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, consent statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC. For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC’s internet address at www.sec.gov. We have not made any provision in connection with the Stock Split and the information contained in this Consent Statement to grant unaffiliated stockholders access to our corporate records.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this Consent Statement, except for any information superseded by information contained directly in this Consent Statement or in any other subsequently filed document.

Pursuant to the Exchange Act, we currently file annual and quarterly reports with the SEC. Our 2009 10-K and Q1 2010 10-Q include financial statements and schedules.

This Consent Statement incorporates by reference the following documents that we have previously filed with the SEC. They contain important information about the Company and its financial condition.

•	Our Annual Report on Form 10-K for the year ended December 31, 2009, filed April 15, 2010.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed May 24, 2010.

We also incorporate by reference any additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act between the date of this Consent Statement and the date of effectiveness of the Amendments.

We will provide, without charge, upon the written or oral request of any person to whom this Consent Statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this Consent Statement. You may obtain a copy of these documents and any amendments thereto by written request addressed to the Company, 1401 N. Tustin Ave., Suite 230, Santa Ana, California 92705. These documents are also included in our SEC filings, which you can access electronically at the SEC website located at http://www.sec.gov.

OTHER MATTERS

We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this consent statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ Michael Richard
Michael Richard, Secretary/Chief Financial Officer

Santa Ana, California
August 2, 2010

EXHIBIT A-1
PROPOSED FORM OF AMENDMENT TO
ARTICLES OF INCORPORATION
TO EFFECT REVERSE STOCK SPLIT

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
VILLAGEEDOCS, INC.

The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify:

1.           The name of the corporation is VILLAGEEDOCS, INC. (the “Corporation”).

2.           Article V of the Certificate of Incorporation of the Corporation (the “Certificate”) is herby amended by adding a new subsection at the end of Article V as follows:

“(b)           Without regard to any other provision of this Certificate of Incorporation, all issued and outstanding shares of Common Stock, par value $0.0001 per share (the “Pre Split Common Stock”), shall be and hereby are automatically combined and reclassified (the “Stock Split”), such that each 10,000 shares of Pre Split Common Stock shall be combined and reclassified as one (1) share of issued and outstanding Common Stock, par value $0.0001 per share (“New Common Stock”). The Corporation shall not issue fractional shares on account of the Stock Split. Each holder of fewer than 10,000 shares of Pre Split Common Stock immediately before the Stock Split will receive cash in the amount of $0.015, without interest, for each share of Pre Split Common Stock held immediately before the effective time of the Stock Split and will no longer be a stockholder of the Corporation upon the effective time of the Stock Split.  Each holder of 10,000 or more shares of Pre Split Common Stock immediately before the effective time of the Stock Split will receive one share of New Common Stock for each 10,000 shares of Pre Split Common Stock held before the effective time of the Stock Split.

The Corporation shall, through its transfer agent, provide certificates representing New Common Stock to holders of Pre Split Common Stock in exchange for certificates representing Pre Split Common Stock. Certificates representing shares of Pre Split Common Stock are hereby canceled and shall represent only the right of holders thereof to receive New Common Stock.”

3.           This amendment to the Certificate herein certified has been duly adopted in accordance with the DGCL and shall become effective at 11:58 p.m., Eastern time, on the date of its filing with the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this __ day of _____, 2010.

VILLAGEEDOCS, INC.

By:
J. Thomas Zender, Chairman of the Board

EXHIBIT A-2
PROPOSED FORM OF AMENDMENT TO
ARTICLES OF INCORPORATION
TO EFFECT FORWARD STOCK SPLIT

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
VILLAGEEDOCS, INC.

The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify:

1.           The name of the corporation is VILLAGEEDOCS, INC. (the “Corporation”).

2.           Article V of the Certificate of Incorporation of the Corporation (the “Certificate”) is herby amended by adding a new subsection at the end of Article V as follows:

“(b)           Without regard to any other provision of this Certificate of Incorporation, all issued and outstanding shares of Common Stock, par value $0.0001 per share (the “Pre-Split Common Stock”), shall be and hereby are automatically subdivided and reclassified (the “Stock Split”), such that each one (1) share of Pre-Split Common Stock (and including each fractional share in excess of one (1) share of Pre-Split Common Stock held by any stockholder) shall be subdivided and reclassified as ten thousand (10,000) shares of issued and outstanding Common Stock, par value $0.0001 per share (“New Common Stock”) (or, with respect to fractional shares and interests, such lesser number of shares of New Common Stock as may be applicable based on such 10,000-for-1 ratio).

3.           This amendment to the Certificate herein certified has been duly adopted in accordance with the DGCL and shall become effective at 11:59 p.m., Eastern time, on the date of its filing with the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this __ day of _____, 2010.

VILLAGEEDOCS, INC.

By:
J. Thomas Zender, Chairman of the Board

VILLAGEEDOCS
CONSENT BY STOCKHOLDER TO ACTION WITHOUT A MEETING

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VILLAGEEDOCS.

The undersigned, a stockholder of record of VillageEDOCS on July 30, 2010, hereby consents, pursuant to Section 228 of the Delaware General Corporation Law, with respect to all shares of common stock, par value $0.0001 per share, of VillageEDOCS held by the undersigned and as indicated below, to the following actions without a meeting, without prior notice and without a vote.

THE COMPANY RECOMMENDS THAT THE STOCKHOLDERS CONSENT TO THE FOLLOWING RESOLUTIONS:

Amendments to the Company’s Certificate of Incorporation to change the number of issued and outstanding shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) by effecting a 1-for-10,000 reverse stock split (the “Reverse Stock Split”), immediately followed by a 10,000-for-1 forward stock split (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Stock Split”) of the Shares.  In conjunction with the Stock Split, those stockholders who will hold fewer than 10,000 shares before the Reverse Stock Split will receive a cash payment of $0.015 per pre-Reverse Stock Split share in lieu of receiving a fractional post-Reverse Stock Split share, and the holdings of all other stockholders (i.e., those holding 10,000 or more prior to the Reverse Stock Split) will remain unchanged. The amendments would also change the number of authorized shares and the par value of the Common Stock.

☐	☐
CONSENT	CONSENT WITHHELD

PLEASE SIGN, DATE AND RETURN THIS CONSENT PROMPTLY USING THE ENCLOSED ENVELOPE.

PLEASE SIGN BELOW EXACTLY AS NAME APPEARS ON THIS CONSENT. If shares are registered in more than one name the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his title. Trustees’ guardians, executors and administrators should sign in their official capacity giving their full title as such. If a partnership, please sign in the partnership name by authorized persons. MAKE SURE THAT THE NAME ON YOUR CERTIFICATE(S) AND THE NUMBER OF SHARES ARE EXACTLY AS YOU INDICATE BELOW.

Number of Common Shares	Signature

Print Name:

Dated

Signature (if held jointly)

Title or authority, if applicable

*THIS IS YOUR CONSENT CARD*